UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
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Sumo Logic, Inc.
(Name of Registrant as Specified In Its Charter)
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SUMO LOGIC, INC. 305 MAIN STREET REDWOOD CITY, CALIFORNIA 94063
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held at 10:00 a.m. Pacific Time on July 21, 2022
Dear Stockholders of Sumo Logic, Inc.:
We cordially invite you to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) of Sumo Logic, Inc., a Delaware corporation, to be held on Thursday, July 21, 2022 at 10:00 a.m. Pacific Time. The Annual Meeting will be held in a virtual meeting format, via the Internet. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/SUMO2022, where you will be able to listen to the meeting live, submit questions and vote online.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone or by mail.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.	To elect four Class II directors to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023;
3.	To approve, on an advisory basis, the compensation of our named executive officers;
4.	To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on May 23, 2022 as the record date for the Annual Meeting. Stockholders of record on May 23, 2022 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The accompanying proxy statement and our Annual Report on Form 10-K can be accessed by visiting www.proxyvote.com. You will be asked to enter the 16-digit control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone, or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.
By order of the Board of Directors,

Ramin Sayar
President, Chief Executive Officer, and Director
Redwood City, California
May 26, 2022

SUMO LOGIC, INC.
PROXY STATEMENT
FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
to be held at 10:00 a.m. Pacific Time on Thursday, July 21, 2022
GENERAL INFORMATION
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders of Sumo Logic, Inc. (“Sumo Logic” or the “Company”), a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, July 21, 2022 at 10:00 a.m. Pacific Time. The Annual Meeting will be held in a virtual meeting format, via the Internet. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/SUMO2022, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report on Form 10-K is first being mailed on or about May 26, 2022 to all stockholders entitled to vote at the Annual Meeting. The proxy materials and our Annual Report on Form 10-K can be accessed by following the instructions in the Notice.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You are being asked to vote on:
•	the election of four Class II directors to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;
•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023;
•	a proposal to approve, on an advisory basis, the compensation of our named executive officers;
•	a proposal to approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
•	any other business as may properly come before the Annual Meeting
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:
•	“FOR” the election of each Class II director nominee named in this proxy statement;
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023;
•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
•	To hold future stockholder advisory votes on the compensation of our named executive officers every year.
How many votes are needed for approval of each proposal?
•	Proposal No. 1: Each director is elected by a plurality of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. You may vote “For” or “Withhold” on each of the nominees for election as a director. A plurality means that the four nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a “Withhold” vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
•
Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023, requires the affirmative “For” vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against” or “Abstain” on this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

•
Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of at least a majority of the voting power of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation and talent committee will consider the outcome of the vote when determining named executive officer compensation.

•
Proposal No. 4: For the approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers, the frequency receiving the highest number of votes cast at the Annual Meeting by stockholders entitled to vote thereon will be considered the frequency preferred by the stockholders. If you “Abstain” from voting on this proposal, it will have no effect on the outcome. Broker non-votes also will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation and talent committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.

Who is entitled to vote?
Holders of our common stock as of the close of business on May 23, 2022, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 115,732,441 shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”
Are a certain number of shares required to be present at the Annual Meeting?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are several ways to vote:
•
by Internet prior to the Annual Meeting at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on July 20, 2022 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on July 20, 2022 (have your Notice or proxy card in hand when you call);
•	by completing and mailing your proxy card (if you received printed proxy materials); or
•
by attending the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/SUMO2022, where you may vote and submit questions during the meeting (please have your Notice or proxy card in hand when you visit the website).

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will generally have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you (and failure to provide instructions on these matters will result in a “broker non-vote”).

Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•	entering a new vote by Internet or by telephone;
•	completing and returning a later-dated proxy card;
•	notifying our Corporate Secretary, in writing, at Sumo Logic, Inc., 305 Main Street, Redwood City, California 94063; or
•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Ramin Sayar, Stewart Grierson, and Katherine Haar have been designated as proxy holders by our board of directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about May 26, 2022 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies by telephone, by electronic communication, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees.
Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:
Sumo Logic, Inc.
Attention: Corporate Secretary
305 Main Street
Redwood City, California 94063
(650) 810-8700
Street name stockholders may contact their broker, bank, or other nominee to request information about householding.
How can I attend the Annual Meeting?
Stockholders as of the record date (or their duly appointed proxy holder) may attend, vote and submit questions virtually at the Annual Meeting by visiting www.virtualshareholdermeeting.com/SUMO2022. To log in, stockholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or Notice. If you are not a stockholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to submit questions or vote at the meeting.
The Annual Meeting webcast will begin promptly at 10:00 a.m. Pacific Time on July 21, 2022. We encourage you to access the meeting prior to the start time. Online access will open at 9:45 a.m. Pacific Time, and you should allow ample time to log in to the meeting webcast and test your computer audio system. We recommend that you carefully review the procedures needed to gain admission in advance. A recording of the meeting will be available at www.virtualshareholdermeeting.com/SUMO2022 until July 20, 2023.
Can I ask questions at the Annual Meeting?
Stockholders as of the record date who attend the Annual Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. Additional rules and procedures regarding asking questions will be available on the virtual meeting website. Stockholders must have available their control number provided on their proxy card, voting instruction form or Notice to ask questions during the meeting.
We will endeavor to answer as many questions as time permits that comply with the meeting rules of conduct. We reserve the right to edit any inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or our business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition in the interest of time and fairness to all stockholders.
What if I have technical difficulties or trouble accessing the virtual Annual Meeting?
Technicians will be ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the virtual meeting login page: www.virtualshareholdermeeting.com/SUMO2022.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2023 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than January 26, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Sumo Logic, Inc.
Attention: Corporate Secretary
305 Main Street
Redwood City, California 94063
(650) 810-8700
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2023 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•	not earlier than 8:00 a.m., local time, on March 23, 2023; and
•	not later than 5:00 p.m., local time, on April 22, 2023.
However, if we hold the 2023 annual meeting of stockholders more than 25 days before or after the one-year anniversary of the Annual Meeting, then, to be timely, a notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than 8:00 a.m., local time, on the 120th day before the 2023 annual meeting of stockholders and no later than 5:00 p.m., local time, on the 10th day following the day on which we first publicly announce the date of the 2023 annual meeting of stockholders.
If a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting of stockholders does not appear at such meeting to present his, her, or its proposal, we are not required to present the proposal for a vote at such meeting.
Recommendation or Nomination of Director Candidates
Holders of 1% of our fully diluted capitalization for at least 12 months prior to the submission of the recommendation may recommend director candidates for consideration by our corporate governance and nominating committee. Any such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company, and evidence of the recommending stockholder’s ownership of the Company’s capital stock, and should be directed to our General Counsel or legal department at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our

Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our amended and restated bylaws is available via the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors, which currently consists of ten directors. Eight of our directors are “independent” under the listing standards of the NASDAQ Global Select Market (“Nasdaq”).
We have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term will continue until the end of such director’s three-year term and the election and qualification of their successor, or their earlier death, resignation, or removal.
Class I Directors (Term Expires in 2024)	Class II Directors (Term Expires in 2022)	Class III Directors (Term Expires in 2023)
Joseph Ansanelli	Sandra E. Bergeron	Christian Beedgen
Charles J. Robel	Randy S. Gottfried	Margaret Francis
Ramin Sayar	John D. Harkey, Jr.	William D. (BJ) Jenkins, Jr.
Tracey Newell
The following table sets forth, as of May 23, 2022, the names, ages, and certain other biographical information for each of our directors with terms expiring at the Annual Meeting (who are also nominees for election as directors at the Annual Meeting) and for each of the continuing members of our board of directors:
						Committee Memberships			Other Public Co. Boards
Name	Age	Director Since	Tenure (Years)	Position with Sumo Logic	Independent	AC	CC	CGNC
Nominees for Director
Sandra E. Bergeron	63	2020	2	Director	✔	✔		✔	2
Randy S. Gottfried(1)	56	2019	3	Director	✔	Chair			1
John D. Harkey, Jr.(1)	61	2022	<1	Director	✔	✔	✔		0
Tracey Newell	56	2020	1	Director	✔		Chair	✔	1
Continuing Directors
Joseph Ansanelli	52	2013	9	Director	✔		✔		0
Christian Beedgen	49	2010	12	Co-Founder, Chief Technology Officer, and Director					0
Margaret Francis	49	2021	1	Director	✔		✔		0
William D. (BJ) Jenkins, Jr.	56	2018	4	Director	✔			✔	1
Charles J. Robel(1)(2)	73	2018	4	Director	✔	✔		Chair	2
Ramin Sayar	49	2014	7	President, Chief Executive Officer, and Director					1
AC = Audit Committee	CC = Compensation and Talent Committee	CGNC = Corporate Governance and Nominating Committee
(1)	Financial expert
(2)	Lead independent director

Considerations in Evaluating Director Nominees
Our corporate governance and nominating committee is responsible for reviewing with our board of directors the appropriate characteristics, skills, and experience required for the board of directors as a whole and its individual members. Our corporate governance and nominating committee uses a variety of methods to identify and evaluate director nominees who may come to the attention of the committee through other board members, our management team, our stockholders, third-party search firms, or other persons. In September 2021, Ms. Francis was appointed to the board of directors as a Class III director upon the recommendation of our corporate governance and nominating committee. Ms. Francis was referred to us by Erevena, Inc., a third-party search firm. After conducting its evaluation, including interviews with Ms. Francis, the corporate governance and nominating committee recommended her appointment to the board of directors. In May 2022, Mr. Harkey was appointed to our board of directors as a Class II director, and to our audit committee and compensation and talent committee, consistent with that certain letter agreement by and between the Company and Scalar Gauge Fund LP and certain other affiliated entities and persons (collectively, “Scalar Gauge”), dated as of May 3, 2022 and included as an exhibit to our Current Report on Form 8-K filed with the SEC on May 5, 2022 (the “Cooperation Agreement”).
Some of the factors that our corporate governance and nominating committee considers when evaluating director nominees include, without limitation, character, integrity, judgment, corporate experience, diversity (including such factors as gender, race, ethnicity, differences in professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board of directors), independence, area of expertise, length of service, potential conflicts of interest, other commitments and the like, including as required by applicable laws, rules, and regulations. Nominees must also have: the highest personal and professional ethics and integrity; proven achievement and competence in their field and the ability to exercise sound business judgment; skills that are complementary to those of the existing board of directors; the ability to assist and support management and make significant contributions to our success; and an understanding of the fiduciary responsibilities that are required of a member of our board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of directors and applicable committee meetings. Our corporate governance and nominating committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
In its evaluation of director candidates, our corporate governance and nominating committee considers the suitability of each director candidate, including current directors, in light of current size and composition, organization, and governance of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Although we do not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and our corporate governance and nominating committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our corporate governance and nominating committee may take into account the benefits of diverse viewpoints. Additionally, while we do not maintain a specific board composition strategy or specific targets, in evaluating director candidates each year we evaluate the skills and criteria that best complement and expand on the attributes of our current directors.
Our corporate governance and nominating committee also considers the above factors and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, including incumbent directors, our corporate governance and nominating committee recommends to our full board of directors the director nominees for selection.

Board Composition and Director Experience

We believe the composition of our board of directors, including the diversity of experiences, knowledge, and viewpoints of our directors, is critical to our success. Our board of directors has identified certain attributes, qualifications, and experiences that we believe provide a range of expertise and perspectives relevant to our business and the achievement of our long-term objectives:
Executive Leadership	Directors who have served as a founder, CEO, or senior executive of a company, with a focus on strategy, performance, and organizational and risk management
Global Leadership	Directors with expertise in managing global operations and diverse cultures
Technology	Directors with extensive experience in software products, research and development, or information technology, particularly in the fields of data analytics or security
Cloud / SaaS	Directors with a deep understanding of our business and industry, especially with respect to digital transformation, modern applications, and cloud computing
Go-To-Market
Directors with experience in business and organizational strategies, such as customer, partner, vertical market, sales, pricing, marketing and brand activities, particularly in cloud services and enterprise software

Growth and Operational Scale	Directors with experience building high-growth businesses and operational capabilities for scale, especially at Cloud / SaaS companies
Business Development and Strategy	Directors with experience in strategic planning, growth and expansion strategies, mergers and acquisitions, and other strategic transactions
Finance and Accounting	Directors with expertise in financial management, financial markets, financial reporting and accounting, and financing and investing activities
Legal, Regulatory, and Compliance	Directors with legal expertise or experience in compliance or regulatory issues, including privacy and data security, corporate governance, or public policy matters
Public Company Board	Directors who currently serve, or who have served, on other public company boards

Our directors represent a balanced mix of these attributes, qualifications, and experiences:

Board Diversity Matrix
The following chart shows certain self-identified personal characteristics of our directors and nominees, in accordance with Nasdaq Listing Rule 5606 as of May 23, 2022.
	Female	Male
Total Number of Directors	10
Part I: Gender Identity
Directors	3	7
Part II: Demographic Background
Asian	0	0
White	2	7
Two or More Races or Ethnicities	1	0
Nominees for Director
Sandra E. Bergeron. Ms. Bergeron has served as a member of our board of directors since March 2020. From 2004 until 2012, Ms. Bergeron was a venture partner at Trident Capital, Inc., a venture capital firm. Ms. Bergeron currently serves as chair of the board of directors of Qualys, Inc., a provider of cloud security and compliance solutions, and on the board of directors of F5, Inc., a provider of multi-cloud application services. Previously, Ms. Bergeron served as chairman of TraceSecurity, a privately-held provider of cloud-based security solutions and IT governance, risk, and compliance management solutions and as a director of TriCipher, a privately-held secure access management company acquired by VMware in August 2010. Ms. Bergeron also served on the board of ArcSight, Inc., a publicly-traded security and compliance management company acquired by Hewlett-Packard Company in September 2010, and on the board of directors of Sophos Group Plc until it was acquired by a private equity firm in March 2020. Ms. Bergeron holds a B.B.A. in Information Systems from Georgia State University and an M.B.A. from Xavier University. Ms. Bergeron was selected to serve on our board of directors because of her extensive experience in network and data security and related public policy issues, her experience as a director of public and private technology companies, and her deep understanding of managing product development and sales teams in the computer and internet security industries. In particular, we believe Ms. Bergeron has the following attributes, qualifications, and experiences: executive leadership, cloud/SaaS, go-to-market, business development and strategy, finance and accounting, and public company board.
Randy S. Gottfried. Mr. Gottfried has served as a member of our board of directors since February 2019. Mr. Gottfried currently serves on the board of directors of Freshworks Inc., a customer relationship management software company. Mr. Gottfried also serves on the board of directors of another privately-held company and provides consulting services to a variety of high-growth startups. From January 2015 to April 2017, Mr. Gottfried served as chief financial officer at AppDynamics, Inc., an application performance management company. Mr. Gottfried holds a B.B.A. in Accounting from the University of Michigan and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University. Mr. Gottfried was selected to serve on our board of directors because of his significant operational experience as an executive with technology companies and his deep understanding of finance, financial reporting, strategy, operations, and risk management. In particular, we believe Mr. Gottfried has the following attributes, qualifications, and experiences: executive leadership, global leadership, cloud/SaaS, growth and operational scale, business development and strategy, finance and accounting, legal, regulatory, and compliance, and public company board.
John D. Harkey, Jr. Mr. Harkey has served as a member of our board of directors since May 2022. Mr. Harkey has served as the principal and founder of JDH Investment Management, LLC, an investment advisory firm, since 2007, and as chairman and chief executive officer of Consolidated Restaurant Operations, Inc., a full-service and franchise restaurants company, since 1998. Mr. Harkey is also a co-founder, and has served on the board of directors, of Cessation Therapeutics, a developer of vaccines for addictions to fentanyl, heroin and nicotine, since June 2018. In addition, he was a co-founder of AveXis, Inc., a biotechnology company, from 2010 until it was acquired in 2018 by Novartis AG, and served as executive chairman from 2010 to 2015. Mr. Harkey serves on the board of directors of several privately-held companies and non-profit organizations, and previously served on the board of directors of several public companies, including Loral Space & Communications Inc., a satellite communications company, from November 2005 to November 2021, and Emisphere Technologies, Inc., a commercial stage pharmaceutical and drug delivery company, from 2006 to November 2020. Mr. Harkey holds a B.B.A. in Business Honors from the University of Texas at Austin, a J.D. from the University of Texas School of Law, and an M.B.A. from Stanford Graduate School of Business. Mr. Harkey brings to our board of directors his extensive operational experience as a private investor and chief executive, in both public and private companies, across a wide range of industries. In particular, we believe Mr. Harkey has the following attributes, qualifications, and experiences: executive leadership, global leadership, growth and operational scale, business development and strategy, finance and accounting, legal, regulatory, and compliance, and public company board.
Tracey Newell. Ms. Newell has served as a member of our board of directors since December 2020. From July 2018 until January 2021, Ms. Newell was President, Global Field and Marketing Operations at Informatica LLC, a software company. Prior to this, Ms. Newell was Executive Vice President, Global Field Operations, at Proofpoint, Inc., an enterprise security software company, from August 2013 until July 2018, and Executive Vice President, Global Sales at Polycom, Inc., a video, voice, and content solutions provider, from July 2011 until August 2013. Ms. Newell currently serves on the board of directors of SailPoint Technologies Holdings, Inc., an identity and access management provider, and on the board of directors of several privately-held companies. Prior to joining the management team at Informatica, Ms. Newell served on their board of directors from July 2016 to June 2018. Ms. Newell holds a B.A. in Business Economics from the University of California, Santa Barbara. Ms. Newell was selected to serve on our board of directors because of her extensive experience in operations and her experience as a director of public and private technology companies. In particular, we believe Ms. Newell has the following attributes, qualifications, and experiences: executive leadership, global leadership, cloud/SaaS, go-to-market, growth and operational scale, business development and strategy, and public company board.
Continuing Directors
Joseph Ansanelli. Mr. Ansanelli has served as a member of our board of directors since May 2013. Mr. Ansanelli has served as chief executive officer at Gladly Software, Inc., a customer service platform, since January 2015 and as a Partner at Greylock Partners, a venture capital firm, or Greylock, since June 2012. Mr. Ansanelli currently serves on the boards of directors of several privately-held companies. Mr. Ansanelli holds a B.S. in Applied Economics from The Wharton School of the University of Pennsylvania. Mr. Ansanelli was selected to serve on our board of directors because of his extensive operating and management experience, his knowledge of technology companies, and his extensive experience as a venture capital investor. In particular, we believe Mr. Ansanelli has the following attributes, qualifications, and experiences: executive leadership, cloud/SaaS, go-to-market, growth and operational scale, and business development and strategy.
Christian Beedgen. Mr. Beedgen is a co-founder of Sumo Logic and has served as our Chief Technology Officer and a member of our board of directors since our founding. Prior to co-founding Sumo Logic, Mr. Beedgen served in various roles at ArcSight, Inc., an enterprise security management company, including most recently as chief architect, director of engineering, and co-founded Gigaton, Inc., a cloud file management company. Mr. Beedgen holds an Associate’s Degree in Social Sciences from Humboldt-Universität zu Berlin and a Bachelor’s Degree in Digital Communication and Media from Fachhochschule Brandenburg. Mr. Beedgen was selected to serve on our board of directors because of the perspective and experience he brings as a co-founder and as our Chief Technology Officer. In particular, we believe Mr. Beedgen has the following attributes, qualifications, and experiences: executive leadership, global leadership, technology, cloud/SaaS, and growth and operational scale.
Margaret Francis. Ms. Francis has served as a member of our board of directors since September 2021. Ms. Francis currently has served as chief product officer of dbt Labs, a data analytics software company, since January 2022. Prior to dbt Labs, Ms. Francis was the president and chief operating officer at Armory Inc., a collaborative software delivery platform, from September 2020 to December 2021. Ms. Francis has also served on the board of directors of Armory since September 2020. Prior to joining Armory, Ms. Francis served as senior vice president of products and general manager of Heroku, Inc., a cloud platform-as-a-service provider and a subsidiary of Salesforce.com, Inc., from March 2018 to September 2020, as senior vice president of Salesforce Platform Data Products from 2018 to 2020, and as vice president of product management from January 2014 to March 2018. Ms. Francis has also held product leadership positions at ExactTarget and Beckon. Ms. Francis holds a B.A. in Art from Yale University and a M.F.A in Photography from the San Francisco Art Institute. Ms. Francis was selected to serve on our board of directors because of her experience with technology companies, particularly her deep understanding of product and engineering strategy for high-growth software companies. In particular, we believe Ms. Francis has the following attributes, qualifications, and experiences: executive leadership, global leadership, technology, cloud/SaaS, go-to-market, and growth and operational scale.
William D. (BJ) Jenkins, Jr. Mr. Jenkins has served as a member of our board of directors since March 2018. Mr. Jenkins has served as president of Palo Alto Networks, Inc., a cybersecurity company, since August 2021. Prior to Palo Alto Networks, Mr. Jenkins was president and chief executive officer of Barracuda Networks, Inc., a security and networking company, from November 2012 to August 2021. Mr. Jenkins continues to serve on the board of directors of Barracuda. Mr. Jenkins also serves as a member of the board of directors of Generac Holdings Inc., a manufacturer of backup power generation products and Skydeck Acquisition Corporation, a special purpose acquisition company. Mr. Jenkins previously served on the boards of directors at a number of other companies, including Nimble Storage, Inc., a flash storage company, from March 2015 to March 2017. Mr. Jenkins holds a B.S. in General Engineering from the University of Illinois and an M.B.A. from Harvard Business School. Mr. Jenkins was selected to serve on our board of directors because of his significant operational experience as an executive with technology companies and his experience serving on the boards of directors of other public technology companies. In particular, we believe Mr. Jenkins has the following attributes, qualifications, and experiences: executive leadership, global leadership, cloud/SaaS, go-to-market, business development and strategy, finance and accounting, and public company board.
Charles J. Robel. Mr. Robel has served as a member of our board of directors since April 2018. Mr. Robel currently serves as the Chairman of the board of directors of GoDaddy Inc., a web hosting company, Sportradar Group AG, a global sports technology company, and on the board of directors of several privately-held companies. Mr. Robel previously served on the boards of directors at a number of other companies, including Model N, Inc., a revenue management software company, from January 2007 to February 2019, and Jive Software, Inc., a collaborative software company, from January 2011 to June 2017. From June 2000 to December 2005, Mr. Robel served as general partner and chief of operations of Hummer Winblad Venture Partners, L.P., a venture capital firm. From January 1974 to May 2000, Mr. Robel served in various roles at PricewaterhouseCoopers LLP, an accounting firm, including most recently as a partner. Mr. Robel holds a B.S. in Accounting from Arizona State University. Mr. Robel was selected to serve on our board of directors because of his financial, accounting, M&A, strategic, corporate governance, compliance and investor relations expertise and his experience serving on the boards of directors of multiple public and private technology companies. In particular, we believe Mr. Robel has the following attributes, qualifications, and experiences: executive leadership, global leadership, cloud/SaaS, business development and strategy, finance and accounting, legal, regulatory, and compliance, and public company board.
Ramin Sayar. Mr. Sayar has served as our President, Chief Executive Officer, and as a member of our board of directors since December 2014. From April 2010 to December 2014, Mr. Sayar served as senior vice president and general manager, cloud management business unit at VMware, Inc., a software virtualization company. From November 2006 to April 2010, Mr. Sayar served as vice president of products and strategy at HP Software Technology Pvt. Ltd., a software development company. Mr. Sayar holds a B.A. in History from the University of California, Santa Barbara and an M.B.A. from San Jose State University. Mr. Sayar was selected to serve on our board of directors because of the perspective and experience he brings as our President and Chief Executive Officer. In particular, we believe Mr. Sayar has the following attributes, qualifications, and experiences: executive leadership, global leadership, technology, cloud/SaaS, go-to-market, growth and operational scale, and business development and strategy.
Director Independence
Under the listing rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Messrs. Ansanelli, Gottfried, Harkey, Jenkins, and Robel and Mses. Bergeron, Francis, and Newell do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq listing rules. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Board Leadership Structure and Role of the Lead Independent Director
We believe that the structure of our board of directors and its committees provides strong oversight of our company. Our board of directors has adopted Corporate Governance Guidelines that provide that one of our independent directors shall serve as our lead independent director if the chairperson of our board of directors is not independent. Our board of directors has not designated a chairperson, but has appointed Mr. Robel to serve as lead independent director. As our lead independent director, Mr. Robel is responsible for calling separate meetings of the independent directors, determining the agenda and serving as chairperson of meetings of independent directors, reporting to our Chief Executive Officer regarding feedback from executive sessions, and performing such other responsibilities as may be designated by a majority of our independent directors from time to time.
Only independent directors serve on the audit committee, the compensation and talent committee, and the corporate governance and nominating committee of our board of directors. As a result of its committee system and the existence of a majority of independent directors, our board of directors believes it maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates, and corporate governance programs. We believe that the leadership structure of our board of directors as well as the strong independent committees of our board of directors is appropriate and enhances our board of directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders.
Board Committees
Our board of directors has established an audit committee, a compensation and talent committee, and a corporate governance and nominating committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
Audit Committee
Our audit committee consists of Ms. Bergeron and Messrs. Gottfried, Harkey, and Robel. Mr. Robel served as Chairperson of our audit committee until May 2022, when he was succeeded by Mr. Gottfried, the current Chairperson. Each member of our audit committee meets the requirements for independence of audit committee members under Nasdaq listing standards and SEC rules and regulations and also meets the financial literacy and sophistication requirements of the Nasdaq listing standards. Our board of directors has determined that each of Messrs. Harkey, Gottfried, and Robel is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (“Securities Act”). Our audit committee is responsible for, among other things:
•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing our policies on risk assessment and risk management;
•	reviewing and approving related party transactions; and
•
approving, or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our audit committee is available on our website at investor.sumologic.com. During fiscal 2022, our audit committee held eight meetings.
Compensation and Talent Committee
Our compensation and talent committee consists of Messrs. Ansanelli and Harkey and Mses. Francis and Newell, with Ms. Newell serving as Chairperson. Ms. Bergeron and Mr. Jenkins served on our compensation and talent committee until May 2022. Each member of our compensation and talent committee meets the requirements for independence for compensation committee members under the listing standards of Nasdaq. Each of Messrs. Ansanelli and Harkey and Mses. Francis and Newell is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”). Our compensation and talent committee is responsible for, among other things:
•	reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers;

•	administering our equity compensation plans;
•	reviewing and approving and making recommendations to our board of directors regarding incentive compensation and equity compensation plans; and
•	establishing and reviewing general policies relating to compensation and benefits of our employees.
Our compensation and talent committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our compensation and talent committee is available on our website at investor.sumologic.com. During fiscal 2022, our compensation and talent committee held eleven meetings.
Corporate Governance and Nominating Committee
Our corporate governance and nominating committee consists of Mses. Bergeron and Newell and Messrs. Jenkins and Robel. Mr. Jenkins served as Chairperson of our corporate governance and nominating committee until May 2022, when he was succeeded by Mr. Robel, the current Chairperson. Each member of our corporate governance and nominating committee meets the requirements for independence under the listing standards of Nasdaq. Our corporate governance and nominating committee is responsible for, among other things:
•	identifying, evaluating, and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•	evaluating the performance of our board of directors and of individual directors, including our Chief Executive Officer;
•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•	reviewing developments in corporate governance practices;
•	evaluating the adequacy of our corporate governance practices and reporting; and
•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.
Our corporate governance and nominating committee operates under a written charter that satisfies the applicable Nasdaq listing standards. A copy of the charter for our corporate governance and nominating committee is available on our website at investor.sumologic.com. During fiscal 2022, our corporate governance and nominating committee held one meeting.
Attendance at Board and Stockholder Meetings
During fiscal 2022, our board of directors held eight meetings (including regularly scheduled and special meetings). Each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage, but do not require, our directors to attend.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation and talent committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation and talent committee.

Stockholder Recommendations for Nominations to the Board of Directors
Our corporate governance and nominating committee will consider director candidates recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of Sumo Logic continuously for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws, and applicable laws, rules and regulations, including those promulgated by the SEC. Our corporate governance and nominating committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should direct the recommendation in writing by letter to us, attention of the General Counsel or legal department, at Sumo Logic, Inc., 305 Main Street, Redwood City, California 94063. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a statement of support by the recommending stockholder, a signed letter from the candidate confirming willingness to serve on our board of directors, information regarding any relationships between the candidate and our company, evidence of the recommending stockholder’s ownership of our capital stock, and any other information required by our amended and restated bylaws. Our corporate governance and nominating committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Corporate Secretary at Sumo Logic, Inc., 305 Main Street, Redwood City, California 94063. To be timely for the 2023 annual meeting of stockholders, nominations must be received by our Secretary observing the same deadlines for stockholder proposals discussed above under “General Information—What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals.”
Communications with the Board of Directors
Interested parties wishing to communicate with non-management members of our board of directors may do so by writing and mailing the correspondence to our General Counsel or legal department at Sumo Logic, Inc., 305 Main Street, Redwood City, California 94063. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a broker, bank or nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our General Counsel or legal department, in consultation with appropriate members of our board of directors as necessary, will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, will route such communications to the appropriate member or members of our board of directors, or if none is specified, to the chairperson of our board of directors or the lead independent director if there is not an independent chairperson of our board of directors.
Our General Counsel or legal department may decide in the exercise of their or its judgment whether a response to any stockholder communication is necessary and shall provide a report to our corporate governance and nominating on a quarterly basis of any stockholder communications received for which the General Counsel or legal department has responded. This procedure for stockholder communications with non-management members of our board of directors is administered by our corporate governance and nominating committee.

This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed above under “General Information—What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals.”
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines to assist our board of directors in the exercise of its responsibilities and to serve the interests of the Company and our stockholders in a manner that is consistent with its fiduciary duties. The Corporate Governance Guidelines address a variety of matters such as the role of our board of directors, the qualifications and responsibilities of our directors and director candidates, including independence standards, board meetings and board committee matters, and other applicable corporate governance policies and standards.
In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, contractors, consultants, officers, and directors. We have implemented our Code of Business Conduct and Ethics to ensure that our core values remain with us as we strive to create value for our employees, customers, partners, and stockholders. Our Code of Business Conduct and Ethics outlines general guidelines and standards for business conduct, and is designed to deter wrongdoing and promote:
•	honest and ethical conduct as we operate our business;
•	the avoidance of actual or apparent conflicts of interest;
•	compliance with all applicable laws and Sumo Logic policies;
•	prompt internal reporting of suspected violations of the Code of Business Conduct and Ethics; and
•	accountability for following the Code of Business Conduct and Ethics.
Our Corporate Governance Guidelines provide that no director should serve on more than four additional public company boards without the approval of our board of directors. In addition, our Code of Business Conduct and Ethics provides that our executive officers cannot serve on the advisory board or the board of directors of any for-profit entity without the approval of our board of directors. If approved, subject to limitations under applicable law, such service shall be limited to one board of directors of a for-profit entity and one advisory board of a for-profit entity. Our board of directors may make exceptions to such limitations.
A copy of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at investor.sumologic.com. We will post amendments to our Code of Business Conduct and Ethics or any waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website or in filings under the Exchange Act.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of strategic, operational, legal and compliance, cybersecurity, and financial risks, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our company is exposed, as well as to foster a corporate culture of integrity. Consistent with this approach, our board of directors regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at each regular board meeting. Our board of directors also receives regular reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions.
In addition, our board of directors has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, and legal and regulatory compliance. Our audit committee also, among other things, discusses with management, the internal auditors, and the independent auditor guidelines and policies with respect to risk assessment and risk management, as well as potential conflicts of interest. Our compensation and talent committee assesses risks arising from our compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and evaluates policies and practices that could mitigate such risks. Our corporate governance and nominating committee assesses risks relating to our corporate governance practices and the independence of the board of directors.
Our board of directors believes its current leadership structure supports the risk oversight function of the board.
Our Commitment to ESG
We recognize that our commitment to managing environmental, social, and governance (“ESG”) risks and opportunities is essential to long-term value creation for our stockholders, employees, customers, communities, and other stakeholders. Our approach to ESG is anchored in our mission to democratize machine data and empower organizations with the critical data and insights required to address technology and collaboration challenges with prescriptive action in real time—a modern business imperative. Both our management team and our board of directors believe that our environmental stewardship, social responsibility, and corporate governance practices are foundational to our operational success, growth strategy, and financial priorities.
Board Diversity
Our board of directors is responsible for promoting our strong culture of corporate citizenship and adherence to business standards guided by our Code of Business Conduct and Ethics. Members of our board of directors possess a variety of tenure, qualifications, and experiences contributing to a board that is well-rounded and well-positioned to effectively oversee our business and promote the interests of our stakeholders. See the section above titled “—Board Composition and Director Experience.”

ESG Governance
Our corporate governance and nominating committee has oversight of our ESG practices, as outlined in its committee charter. Other board committees also play a role in ESG, with responsibilities across areas such as cybersecurity, human capital management, and risk assessment and management. In addition, members of our management team and subject matter experts across our company are responsible for developing the implementation of our ESG strategy, initiatives, and communications. We have an ESG Steering Committee, comprised of our chief financial officer, our chief human resources officer, our chief security officer, and our general counsel, which meets at least quarterly to support our strategic ESG priorities for the fiscal year. A copy of our inaugural ESG report with further analysis of our ESG practices can be found on our website at investor.sumologic.com/esg-0. Our websites, reports and media channels are not part of and are not incorporated by reference into this proxy statement.

Business Ethics
Honest and ethical conduct is critical to our business. Our success depends on the trust we foster with our employees, with our customers and partners, and with our community by acting with integrity and in accordance with applicable laws. We expect every employee, officer, director, and consultant to not only read and understand our Code of Business Conduct and Ethics, but also to apply good judgment and the highest personal ethical standards in making business decisions.
We encourage employees to raise concerns and be alert to possible violations and report them without fear of retaliation. We have established the Sumo Logic Compliance Hotline, hosted by an independent third party provider, for employees or other stakeholders to report any questions, concerns, or suspected violations. Reports may be submitted online at http://sumologic.ethicspoint.com or by calling the U.S. toll-free number +1 (866) 714-1294 (or other global phone numbers available on the website). Reports may be submitted anonymously, depending on local laws.
Human Capital Management
Our board of directors plays a key role in the oversight of our culture, setting the tone at the top and holding management accountable for maintaining high ethical standards. Our board of directors believes that human capital management, including diversity, equity, inclusion, and belonging (“DEIB”) initiatives, is important to our long-term success. Our compensation and talent committee reviews and discusses annually with management the risks arising from our compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks.

Talent Vision and Competitive Benefits
We are incredibly proud of our community of passionate, talented employees committed to creating positive customer impact and value. It is our mission to create the organizational conditions and culture for talented individuals to continue to thrive. We focus on identifying, recruiting, retaining, incentivizing, and engaging our new and existing employees and consultants. Our compensation program is designed to advance our technological innovation, business success, and stockholder value by motivating individuals to perform to the best of their abilities and achieve our strategic objectives. We offer competitive pay and benefits, equity grants, including paid family leave, flexible work schedules, and a comprehensive health and wellness program. In addition to medical, dental, and vision plans that also extend to dependents and family, we provide flexible spending accounts, tax-free commuter and parking expenses, 401(k) plans, and access to multiple other platforms. In addition to traditional employee benefits, we have implemented a number of innovative initiatives to support the well-being of our employee base. We encourage continuous learning and professional development.
Diversity, Equity, Inclusion, and Belonging; Employee Resource Groups
A diverse and inclusive workforce is a business imperative and key to our long-term success. We strive to cultivate a high-performing and diverse workforce and to foster a culture of collaboration and learning, where all employees feel valued and enhance each other’s performance. We will continue making positive strides in developing and integrating a progressive DEIB strategy. As such, we have taken steps to advance DEIB initiatives, such as DEIB awareness training and employee resource groups (“ERGs”). We support a variety of employee-led ERGs for different identity groups and communities within our workforce, including our Black employees, FIERCE (our women’s network), Planeteers (sustainability initiatives), and Q&A (our LGBTQ+ network). Our ERGs focus on providing and promoting professional development and mentoring, education, advocacy, allyship, philanthropy, and service opportunities. Each of our ERGs has an executive sponsor, and we are creating a Diversity Council to champion and support our ERG programs.
Employee Engagement
We actively seek opportunities for regular engagement and communication by our chief executive officer and other senior executive leaders with our broader employee population. For example, we host periodic town halls that provide an opportunity for our chief executive officer and other senior leaders to be accessible to our global employees while discussing topics such as recent financial results, innovative growth initiatives, and customer success stories. We also host a series of “ask-me-anything” sessions to enable direct interaction and communication with our senior leadership. In addition, we conduct an annual confidential company-wide employee engagement survey. Feedback from these surveys provides our management team with valuable information about our workplace culture and corporate mission, and the results are used to develop and refine other aspects of our overall human capital management strategies.
Environmental
We conducted a full assessment of our carbon, water, and waste footprint at our headquarters in Redwood City, California. In addition, we assess environmental criteria when evaluating new offices, and consider environmental management strategies based on the Sustainability Accounting Standards Board frameworks. Furthermore, as a cloud-native company, we are not reliant on large data centers and thus we have a significantly reduced environmental footprint, including low Scope 1 and Scope 2 emissions.
Risk Assessment and Risk Management
To remain a resilient business, we need to anticipate and mitigate ESG-related risks. Data security and business continuity practices are material to our long-term operational sustainability and business success and that of our customers. Our audit committee is responsible for the oversight of enterprise-wide risk assessment and risk management, including our operational infrastructure pertaining to security, data privacy, reliability, business continuity, and capacity matters. As such, our audit committee reviews our risk management framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with our board of directors and its committees at least annually.

Architecture Reliability and Business Continuity
Our platform is built on a multi-tenant cloud architecture, hosted on Amazon Web Services (“AWS”) using intelligent resource management, auto scaling, and partitioning logic to manage our compute and storage footprint so that we can deliver resiliency and optimal performance while maintaining efficiency. Our platform runs across multiple regions and within each region across multiple AWS data centers. Our microservices are distributed to avoid single-points-of-failure and to ensure fault-tolerance even in the case of full physical data center outage.
Data Protection
All data to our platform is encrypted in transit. Additionally, all data in our platform is encrypted at rest, with unique rotating customer key chains which are themselves encrypted to ensure data security. We utilize numerous controls to ensure platform security, including identity and access management, multi-factor authentication, multiple audit trails, real-time security monitoring, encrypted operating system volumes and more. We have a dedicated system and organization controls (“SOC”) security operations center with an incident response program escalating to our chief executive officer and our chief security officer, as well as to our audit committee, if warranted. We have a robust security and data privacy training program required for all employees and contractors upon hire and ongoing annually. Finally, our privacy statement reinforces our commitment to safeguards around the information used with our cloud analytics solutions.
Our distinct public cloud offering is built out and operated in accordance with NIST 800-53 FedRAMP-Moderate framework. We engage independent, third-party assessors to audit and certify our compliance annually.
Specifically, our platform is PCI-DSS 3.2.1 Service Provider Level 1 certified, SOC 2 Type 2 attested, HIPAA compliance attested, ISO 27001 certified, and has FedRAMP Moderate Authorization.
Director Compensation
In connection with our initial public offering, our board of directors adopted, and our stockholders approved, a compensation policy for our non-employee directors. The director compensation policy was developed with input from our independent compensation consultant at the time, Radford (Aon plc), regarding practices and compensation levels at comparable companies, and is designed to attract, retain, and reward non-employee directors.
Under this director compensation policy, each non-employee director will receive the equity compensation described below for board services. We also will continue to reimburse our non-employee directors for reasonable, customary, and documented travel expenses to board meetings.
Maximum Annual Compensation Limit
The director compensation policy provides that in any fiscal year, no non-employee director may be granted combined compensation with a value greater than $1,000,000. For purposes of this limitation and for purposes of determining the value of equity awards granted pursuant to the terms of the director compensation policy, the value of equity awards is based on the average closing sales price of a share of our common stock for the 20 consecutive trading days ending on the fifth trading day prior to the awards’ grant date. Any cash compensation paid or equity awards granted to a person for their service as an employee, or for their service as a consultant (other than as a non-employee director), will not count for purposes of the limitations. The maximum limits do not reflect the intended size of any potential compensation or equity awards to our non-employee directors.
Equity Compensation
Initial Award. Each person who first becomes a non-employee director receives, on the first trading date or after the date on which the person first becomes a non-employee director, an award of restricted stock units (“RSUs”), or the Initial Award. The Initial Award covers a number of shares of our common stock having a value based on the average closing sales price of a share of our common stock for the 20 consecutive trading days ending on the fifth trading day prior to the awards’ grant date equal to $300,000 rounded down to the nearest whole share (the “Initial Award Value”). The Initial Award will vest as to one-third of the RSUs subject to the Initial Award on the first quarterly vesting date that is on or after the one-year anniversary of the Initial Award’s grant date and as to one-third of the RSUs on each annual anniversary thereafter subject to the non-employee director continuing to provide services to us through the applicable vesting date. A quarterly vesting date is the first trading day on or after each of March 15, June 15, September 15, and December 15. If the person was a member of the board of directors and also an employee, becoming a non-employee director due to termination of employment will not entitle the non-employee director to an Initial Award.
Annual Award. Each non-employee director who has served as a director for at least six months prior to the applicable annual meeting of our stockholders automatically will receive, on the date of each annual meeting of our stockholders following the effective date of the policy (the “Annual Meeting Date”), an award of RSUs, or an Annual Award, covering a number of shares of our common stock having a value (determined as described above) equal to the annual award value (determined as described below), rounded down to the nearest whole share. Each non-employee director who has not served as a director for at least six months prior to the applicable Annual Meeting Date automatically will only receive, on the Annual Meeting Date, an Annual Award covering a number of shares of our common stock having a value equal to the total additional value (determined as described below) and not the base value (as described below), rounded down to the nearest whole share. Each Annual Award will vest on the earlier of the one-year anniversary of the Annual Award’s grant date, or the day prior to the Annual Meeting Date next following the Annual Award’s grant date, subject to the non-employee director’s continued service through the applicable vesting date.
The Annual Award value will equal $180,000, or the base value, plus the total additional value received by the non-employee director and will be calculated on the Annual Award’s grant date.
Following the effective date of the policy, non-employee directors who serve in the following roles will receive “additional value” as an equity grant for each position the non-employee director holds as of the Annual Meeting Date as follows:
•	$30,000 per year for service as a board member;
•	$15,000 per year for service as a lead independent director;
•	$20,000 per year for service as chair of the audit committee;
•	$10,000 per year for service as a member of the audit committee;
•	$20,000 per year for service as chair of the compensation and talent committee;
•	$10,000 per year for service as a member of the compensation and talent committee;
•	$7,500 per year for service as chair of the corporate governance and nominating committee; and
•	$4,000 per year for service as a member of the corporate governance and nominating committee.
Each non-employee director who serves as the chair of a committee will receive only the additional value as the chair of the committee, and not the additional value as a member of the committee. The total additional value for a non-employee director will be calculated based on the positions held by the non-employee director as of the Annual Meeting Date and will not be adjusted for any changes to the positions held by the non-employee director after the Annual Award’s grant date and before the next Annual Meeting Date.
In the event of a “change in control” (as defined in our 2020 Equity Incentive Plan (“2020 Plan”)), each non-employee director will fully vest in their outstanding company equity awards issued under the director compensation policy, including any Initial Award or Annual Award, unless specifically provided otherwise in the applicable award agreement or other written agreement between the non-employee director and us.

Non-Executive Officer Director Compensation
During fiscal 2022, our employee directors, Messrs. Sayar and Beedgen, did not receive any compensation for their services as directors. The compensation received by Mr. Sayar as an employee is set forth in the section titled “Executive Compensation.” The compensation received by Mr. Beedgen as an employee is set forth below.
The following table provides information regarding the compensation of our non-executive officer directors for service as directors and of Mr. Beedgen for his service as an employee for fiscal 2022.
Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)(2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total($)
Joseph Ansanelli	—	227,932	—	—	227,932
Christian Beedgen(3)	271,000	3,070,627	104,434	966(4)	3,447,027
Sandra E. Bergeron	—	238,297	—	—	238,297
Margaret Francis(5)	—	329,174	—	—	329,174
Randy S. Gottfried	—	227,932	—	—	227,932
John D. Harkey, Jr.(6)	—	—	—	—	—
William D. (BJ) Jenkins, Jr.	—	235,711	—	—	235,711
Tracey Newell	—	242,443	—	—	242,443
Charles J. Robel	—	257,979	—	—	257,979
(1)
The amount reported represents the aggregate grant-date fair value of RSU awards granted in fiscal 2022, calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”). Such grant-date fair value does not take into account any estimated forfeitures related to vesting conditions. These amounts do not reflect the actual economic value that may be realized by the director.

(2)	The following table lists all outstanding equity awards held by each of our non-employee directors as of January 31, 2022.
Name	Option Awards(a)				Stock Awards(a)
	Grant Date	Number of Securities Underlying Unexercised Options	Option Exercise Price Per Share	Option Expiration Date	Number of Shares Underlying Unvested Stock Awards
Joseph Ansanelli	9/5/2020	—	—	—	17,187(b)
	7/6/2021	—	—	—	10,666(c)
Sandra E. Bergeron	3/15/2020	—	—	—	56,250(d)
	7/6/2021	—	—	—	11,151(c)
Margaret Francis	9/7/2021	—	—	—	14,915(e)
Randy S. Gottfried	2/26/2019	250,000(f)	$3.68	2/25/2029	—
	7/6/2021	—	—	—	10,666(c)
John D. Harkey, Jr.	—	—	—	—	—
William D. (BJ) Jenkins, Jr.	3/15/2020	—	—	—	14,062(d)
	7/6/2021	—	—	—	11,030(c)
Tracey Newell	12/4/2020	—	—	—	10,015(e)
	7/6/2021	—	—	—	11,345(c)
Charles J. Robel	4/2/2018	300,000(g)	$3.05	4/1/2028	—
	3/15/2020	—	—	—	28,125(d)
	7/6/2021	—	—	—	12,072(c)
(a)
Except for the grants made in fiscal 2022 and the grant to Ms. Newell in fiscal 2021, which were granted pursuant to our 2020 Plan, each of the outstanding equity awards listed in the table was granted pursuant to our 2010 Stock Plan (“2010 Plan”).

(b)
The RSUs will vest when both a “service-based requirement” and a “liquidity event requirement” are satisfied. The liquidity event requirement was satisfied on March 16, 2021. The service-based requirement will be satisfied as to 25% of the total number of shares of common stock underlying the RSUs on September 15, 2021, and as to an additional 1/16th of the total number of shares of common stock underlying the RSUs on each quarterly vesting date thereafter, subject to the director’s continued service through the applicable vesting date. A quarterly vesting date is the first trading day on or after each of March 15, June 15, September 15, and December 15.

(c)	The award will vest as to 100% of the RSUs subject to the award on July 6, 2022, subject to the director’s continued service through such vesting date.

(d)
The RSUs will vest when both a “service-based requirement” and a “liquidity event requirement” are satisfied. The liquidity event requirement was satisfied on March 16, 2021. The service-based requirement will be satisfied as to 25% of the total number of shares of common stock underlying the RSUs on March 15, 2021, and as to an additional 1/16th of the total number of shares of common stock underlying the RSUs on each quarterly vesting date thereafter, subject to the director’s continued service through the applicable vesting date. A quarterly vesting date is the first trading day on or after each of March 15, June 15, September 15, and December 15.

(e)
The award will vest as to one-third of the RSUs subject to the award on the first quarterly vesting date that is on or after the one-year anniversary of the award’s grant date and as to one-third of the RSUs on each annual anniversary thereafter subject to the director’s continued service through the applicable vesting date. A quarterly vesting date is the first trading day on or after each of March 15, June 15, September 15, and December 15.

(f)
The shares underlying this option vest 1/48th monthly commencing on January 11, 2019. This option is early exercisable. In the event of a “change in control” (as defined in the applicable award agreement), 100% of the then-unvested options under the award immediately will vest.

(g)
The shares underlying this option vest 1/48th monthly commencing on April 2, 2018. This option is early exercisable. In the event of a “change in control” (as defined in the applicable award agreement), 100% of the then-unvested options under the award immediately will vest.

(3)	Mr. Beedgen did not receive any compensation for his service as a director. The amounts reflected in this table represent his compensation as an employee during fiscal 2022.
(4)	Represents the tax gross-up for amounts paid in connection with President’s Club attendance.
(5)	Ms. Francis became a member of our board of directors in September 2021.
(6)	Mr. Harkey became a member of our board of directors in May 2022.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
Our board of directors currently consists of ten directors. We have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms.
At each annual meeting of stockholders, directors of our board of directors will be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.
Nominees
Our corporate governance and nominating committee has recommended, and our board of directors has approved, Sandra E. Bergeron, Randy S. Gottfried, John D. Harkey, Jr., and Tracey Newell as nominees for election as directors at the Annual Meeting. If elected, each of Ms. Bergeron, Mr. Gottfried, Mr. Harkey, and Ms. Newell will serve as directors until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the relevant experiences, qualifications, attributes, and skills of each nominee that led our board of directors to recommend that person as a nominee for director, please see the section titled “Board of Directors and Corporate Governance.” Each of Ms. Bergeron, Mr. Gottfried, Mr. Harkey, and Ms. Newell has consented to being named as a nominee in the proxy statement and to continue to serve as a director, if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy.
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Ms. Bergeron, Mr. Gottfried, Mr. Harkey, and Ms. Newell. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
Each director is elected by a plurality of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality means that the four nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a “Withhold” vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending January 31, 2023. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2015.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023. Our audit committee is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PricewaterhouseCoopers LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, our board of directors may reconsider the appointment. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by PricewaterhouseCoopers LLP for our fiscal years ended January 31, 2022 and 2021.
	FY2022	FY2021
Audit Fees(1)	$2,150,000	$1,653,599
Audit-Related Fees(2)	95,000	—
Tax Fees(3)	159,987	133,172
All Other Fees(4)	4,150	6,300
Total Fees	$2,409,137	$1,793,071
(1)
Audit Fees are for the annual audit and quarterly reviews of our consolidated financial statements, audits required by public company regulation, professional consultations with respect to accounting issues, registration statement filings and issuance of consents and similar matters. This category also includes fees for services incurred in connection with our initial public offering and audit fees related to business combination accounting for our recently closed acquisitions.

(2)	Audit-Related Fees consist of fees for due diligence services related to acquisition activities in our fiscal year ended January 31, 2022.
(3)	Tax Fees consist of fees for professional services for domestic and international tax advisory services.
(4)	All Other Fees are fees for products and services other than the services described above, which are the cost of a subscription to an accounting research tool.

Auditor Independence
In our fiscal year ended January 31, 2022, there were no other professional services provided by PricewaterhouseCoopers LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by PricewaterhouseCoopers LLP for our fiscal year ended January 31, 2021 were approved by our audit committee, and following adoption of our pre-approval policy in September 2020, all services provided by PricewaterhouseCoopers LLP for our fiscal year ended January 31, 2022, which includes all fees for audit services, were pre-approved by our audit committee in accordance with the policy.
Vote Required
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3 - ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies, and practices described in this proxy statement.
The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation and talent committee, or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation and talent committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation and talent committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation and talent committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis—Compensation-Setting Process,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “For” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation and talent committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4 - ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one year, two years, or three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every one year. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies, and practices.
Vote Required
The alternative among one year, two years, or three years that receives the highest number of votes cast at the Annual Meeting by stockholders entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.
While our board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether non-binding future stockholder advisory votes on the compensation of our named executive officers should be held every year, two years, or three years.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation and talent committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will consider the outcome of this vote when making future decisions regarding the frequency of holding future stockholder advisory votes on the compensation of our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY “ONE YEAR”.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of our board of directors comprised solely of independent directors as required by Nasdaq listing standards and SEC rules and regulations. The composition of the audit committee, the attributes of its members, and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. With respect to Sumo Logic’s financial reporting process, Sumo Logic’s management is responsible for (1) establishing and maintaining internal controls, and (2) preparing Sumo Logic’s consolidated financial statements. Sumo Logic’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of Sumo Logic’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Sumo Logic’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•	reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers LLP;
•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;
•
received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence;

•	reviewed the qualifications and performance of PricewaterhouseCoopers LLP;
•	overseen Sumo Logic’s compliance with applicable law (including U.S. federal securities laws and other legal and regulatory requirements); and
•	overseen Sumo Logic’s policies with respect to risk assessment and risk management pertaining to the financial, accounting, insurance coverage, investment, and tax matters of Sumo Logic.
Based on the audit committee’s review and discussions with management and PricewaterhouseCoopers LLP, the audit committee recommended to our board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2022 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Randy S. Gottfried (Chair)
Sandra E. Bergeron
John D. Harkey, Jr.
Charles J. Robel
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of May 23, 2022. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.
Name	Age	Position
Ramin Sayar	49	President, Chief Executive Officer, and Director
Stewart Grierson(1)	56	Chief Financial Officer
Suku Krishnaraj Chettiar	49	Chief Marketing Officer
Lynne Doherty	49	President, Worldwide Field Operations
Katherine Haar	46	General Counsel and Secretary
(1)	Mr. Grierson began serving as our chief financial officer in December 2021 following Sydney Carey’s resignation from her position as chief financial officer in August 2021.
For Mr. Sayar’s biography, see the section above titled “Board of Directors and Corporate Governance—Continuing Directors.”
Stewart Grierson. Mr. Grierson has served as our Chief Financial Officer since December 2021. Prior to joining Sumo Logic, Mr. Grierson was the chief financial officer of Delphix Corporation, an enterprise software development and IT operations company, from April 2015 to December 2021. Prior to joining Delphix, Mr. Grierson served as chief financial officer and senior vice president, operations at Coraid, Inc. and as chief financial officer of ArcSight, Inc. Earlier in Mr. Grierson's career, he worked at KPMG LLP as a senior manager. Mr. Grierson also serves on the board of directors of a privately-held company. Mr. Grierson holds a B.A. in Economics and a graduate’s degree in Accounting from McGill University.
Suku Krishnaraj Chettiar. Mr. Krishnaraj Chettiar has served as our Chief Marketing Officer since October 2018, having previously served as our Vice President of Marketing from September 2015 to October 2018. From May 2014 to September 2015, Mr. Krishnaraj Chettiar served as vice president and general manager, cloud business unit at CenturyLink, Inc., a connectivity, cloud, and security services company. From June 2012 until its acquisition by CenturyLink, Mr. Krishnaraj Chettiar served as chief marketing officer of AppFog, Inc., a platform-as-a-service company. Mr. Krishnaraj Chettiar holds a B.E. in Computer Science and Engineering from the University of Mysore and an M.B.A. from the Leavey School of Business at Santa Clara University.
Lynne Doherty. Ms. Doherty has served as our President, Worldwide Field Operations since November 2021. Prior to joining Sumo Logic, Ms. Doherty was executive vice president, global sales and marketing in the enterprise business group of McAfee Enterprise, an enterprise cybersecurity company, from May 2020 to October 2021. Prior to joining McAfee, Ms. Doherty held numerous positions at Cisco Systems, Inc., an internet technology company, most recently as senior vice president of U.S. commercial sales from August 2018 to May 2020. Prior to this position, Ms. Doherty also served as Cisco’s vice president, Americas security sales from January 2017 to October 2018, and as area vice president of U.S. commercial sales, from June 2013 to January 2017. Earlier in Ms. Doherty’s career, she served as a programmer at Bell Atlantic Corporation (now Verizon Communications Inc.) before joining Sun Microsystems, Inc. as a regional executive in sales and engineering. Ms. Doherty holds a B.S. in Mathematics & Computer and Information Science from Temple University.
Katherine Haar. Ms. Haar has served as our General Counsel since November 2018 and as our Secretary since March 2019. Prior to joining Sumo Logic, Ms. Haar served in various roles between February 2010 and November 2018 at Informatica LLC, a software company, including most recently as senior vice president, general counsel and chief privacy officer from August 2015 to November 2018, and as vice president and deputy general counsel from January 2013 to August 2015. From October 2000 to January 2010, Ms. Haar was an associate at Wilson Sonsini Goodrich and Rosati, P.C., a law firm. Ms. Haar holds a B.A. in Economics from the University of Chicago and a J.D. from the University of California, Berkeley.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding our fiscal 2022 executive compensation program, including a comprehensive overview of the company’s executive compensation philosophy together with our compensation policies and practices. This section describes the basis for the compensation paid to our named executive officers (“NEOs”), as well as certain key compensation decisions that have been approved for them. It also analyzes the factors considered by the compensation and talent committee or the board of directors in designing pay that reflects performance and aligns with the interests of our stockholders.
Our NEOs for fiscal 2022 were:
Name	Position
Ramin Sayar(1)	President and Chief Executive Officer
Stewart Grierson(2)	Chief Financial Officer
Suku Krishnaraj Chettiar	Chief Marketing Officer
Lynne Doherty(3)	President, Worldwide Field Operations
Katherine Haar	General Counsel and Secretary
Sydney Carey(4)	Former Chief Financial Officer
(1)	Mr. Sayar also served as interim principal financial officer between August 2, 2021, and December 13, 2021.
(2)	Mr. Grierson joined the company as chief financial officer effective December 13, 2021.
(3)	Ms. Doherty joined the company as president, worldwide field operations effective November 1, 2021.
(4)
Ms. Carey served as the company’s chief financial officer until August 2, 2021. Following her termination of employment, Ms. Carey continued to serve as an advisor to our chief executive officer and board of directors until December 31, 2021.

Executive Summary
Who We Are
Sumo Logic empowers the people who power modern, digital businesses. Our mission is to be the leading software-as-a-service analytics platform for reliable and secure cloud-native applications. With our platform, we help our customers ensure application reliability, secure and protect against modern security threats, and gain insights into their cloud infrastructure. Our multi-tenant, cloud-native platform – which we refer to as our Continuous Intelligence Platform – provides powerful, real-time, machine data analytics and insights across observability and security solutions.

Fiscal 2022 Financial and Operational Highlights
Our financial performance has reflected significant growth in revenue over the past few fiscal years. We grew revenue to $242.1 million in fiscal 2022, representing an increase of 19% year-over-year. For fiscal 2022, our ARR was $258.9 million, representing a year-over-year growth rate of 24%. See “Compensation Elements–Annual Cash Incentive” below for a definition of ARR.

We continue to invest in our growing market opportunity as we demonstrate our ability to meet increasing customer demand. Some of our other fiscal 2022 highlights include:
•	We acquired new customers and expanded our existing customer base to end fiscal 2022 with 2,396 total customers.
•	We continued to invest in our observability and security solutions with our acquisitions of DFLabs and Sensu.
•	We were named Independent Software Vendor Partner of the Year by Amazon Web Services for 2021.
•	We were recognized as a Visionary in Gartner’s 2021 Magic Quadrant for SIEM, which positions vendors according to their ability to execute and the completeness of their vision.
•
We released our inaugural Environmental, Social, and Governance report in September 2021, highlighting the ways in which we are enabling progress and sustainable growth in communities across the world.

Fiscal 2022 Executive Compensation Highlights
The primary elements of our executive compensation program are base salary, annual cash incentive, and long-term equity incentive. A significant portion of our executive compensation program, including the annual cash and long-term equity incentives, is “at risk” to align the executives’ interests with those of our stockholders.

<table>
<tr><th>Element of pay</th><th>Form of compensation</th><th>Structure</th><th>Philosophy</th></tr>
<tr><td>Base Salary</td><td>Cash</td><td>Base salaries reflect individual performance, experience, and their responsibilities. We consider movements of salaries in the market and peer group when determining the salary levels</td><td>Base salary provides a fixed compensation for each NEO and attracts and retains talented executives with the company.</td></tr>
<tr><td>Annual Cash Incentive</td><td>Cash</td><td>Annual Cash Incentive is based 40% on revenue, 40% on ARR and 20% on non-GAAP operating loss.

Revenue 40%
ARR 40%
Non-GAAP Operating Loss 20%</td><td>The Annual cash incentive plan rewards the annual corporate performance related to pre-established performance goals.</td></tr>
<tr><td rowspan="2">Long-Term Equity Incentive</td><td>Restricted Stock Units (RSUs)</td><td rowspan="2">We provide equity-based compensation in the form of RSUs and PSUs

PSUs — PSUs vest after one year based on the achievement of revenue and non-GAAP operating margin targets.</td><td rowspan="2">We expect equity-based compensation to attract, retain, and reward our personnel.</td></tr>
<tr><td>Performance-based Units (PSUs)</td></tr>
</table>

Executive Compensation Policies and Practices
The following summarizes our fiscal 2022 executive compensation policies and practices that were established with the aim of maintaining sound governance standards.
What we do:
✔	Conduct an annual review: We conduct an annual review and approval of our executive compensation strategy and program
✔	Compensation at-risk: A significant portion of our NEOs’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our NEOs with stockholders
✔	Maintain an independent compensation and talent committee: The compensation and talent committee, consists solely of independent directors
✔
Retain an independent compensation advisor: Compensia serves as the compensation and talent committee’s independent consultant to provide information, analysis, and other advice on executive compensation

✔	Maintain stock ownership guidelines: We adopted stock ownership guidelines for our executive officers and non-employee directors
✔	Multi-year vesting periods: We grant RSU awards with multi-year vesting periods

What we don't do:
✘	No hedging or pledging: Under our insider trading policy, we prohibit our officers, directors, and employees from hedging or pledging our securities
✘	No single trigger benefits: We do not have single-trigger severance change in control benefits with respect to cash or equity compensation
✘
No special executive perquisites: The company does not provide any special executive perquisites to our NEOs and our NEOs participate in the same compensation programs as substantially all other employees

✘	No tax gross-ups: We do not provide tax gross-ups for change in control related payments
✘	No guaranteed salary increases: We do not provide guaranteed salary increases to our NEOs
✘
No executive retirement plans: We do not offer defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers, other than the plans and arrangements that are available to all employees

Executive Compensation Philosophy and Objectives
The compensation and talent committee considers the following objectives when designing pay programs and making compensation decisions:
•	Attract, retain, and motivate superior executive talent;
•	Provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention;
•	Align the executives’ interests with those of stockholders through long-term incentives linked to specific performance; and
•	Maximize retentive hold through the use of long-term equity award vesting and minimize cash burn.
Compensation-Setting Process
Role of the Compensation and Talent Committee
The compensation and talent committee provides oversight of our compensation policies and plans and benefits programs, and is responsible for our overall compensation philosophy. The compensation and talent committee is empowered to review and approve, or when appropriate recommend to our board of directors for approval, the annual compensation and compensation plans, policies, and practices applicable to our chief executive officer and other executive officers. The compensation and talent committee is also responsible for administering our equity compensation plans.
In performing its duties and responsibilities, the compensation and talent committee evaluates our compensation plans, policies, and practices, focusing on the extent to which they reflect our executive compensation philosophy, develops strategies, and makes decisions that are consistent with the development of best compensation practices and aligned with our stockholders’ interests. The compensation and talent committee meets at least quarterly.
Role of Management
In carrying out its responsibilities, the compensation and talent committee meets with our management or other employees, including our chief executive officer, as part of the compensation planning and administration process throughout the year. The compensation and talent committee reviews and discusses our chief executive officer’s recommendations for executives other than himself, and considers them as one factor in determining and approving the compensation of our executive officers. While the compensation and talent committee may solicit input from our chief executive officer on his expectations regarding his own compensation, the compensation and talent committee deliberates and makes decisions with respect to his compensation without him present. Members of management, including our chief executive officer, attend the compensation and talent committee’s meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed.

Our management also assists the compensation and talent committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters.
Advisory Stockholder Vote to Approve NEO Compensation
This is the first year our stockholders will have the opportunity to participate in a non-binding vote to approve the compensation of our NEOs. Our board and the compensation and talent committee will consider the outcome of this advisory vote, as well as feedback received from our stockholders throughout the year, when making future compensation decisions for our NEOs.
Role of the Compensation Consultant
The compensation and talent committee has the authority to retain the services of external advisors, including compensation consultants, from time to time, as it sees fit, in connection with performing its duties.
Radford served as our independent compensation consultant through June 2021. Starting from June 2021, the compensation and talent committee engaged Compensia, a nationally recognized compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our NEOs and selection of the peer group.
The compensation consultant reports directly to the compensation and talent committee and its chair and serves at the discretion of the compensation and talent committee, which reviews the engagement annually. Radford and Compensia provided no other services to us in fiscal 2022 besides services related to their engagements as the independent consultants.
In accordance with SEC and Nasdaq rules regarding the independence of compensation consultants, the compensation and talent committee considered a number of factors to determine whether its engagement with Radford and Compensia raised any potential conflicts of interest including (i) any other services the independent compensation consulting firm provides to the company, (ii) the amount of fees paid to the independent compensation consulting firm by the company, (iii) the independent compensation consulting firm’s policies and procedures designed to prevent conflicts of interest, (iv) any business or personal relationship the independent compensation consulting firm may have with any members of the compensation and talent committee or any of the NEOs, (v) and whether the independent compensation consulting firm and its employees owned any stock in Sumo Logic. Following its review, the compensation and talent committee concluded that its engagements with Radford and Compensia did not raise any conflicts of interest for fiscal 2022.
Competitive Positioning
With the assistance of our independent compensation consultant, the compensation and talent committee considers the compensation levels and practices of a selected group of peer companies for the purpose of assessing our executive compensation position against market. In evaluating potential peer companies, the independent compensation consultant solicits input from the compensation and talent committee as well as from members of management on the appropriate parameters for comparison. The specific criteria for selection into the peer group are set annually by the compensation and talent committee. In selecting a peer group, the compensation and talent committee uses companies in the software and technology industries that, in its view, compete with us for talent and have a similar business and financial profile. When the peer group is reviewed each year, companies may be removed for failure to meet the selection criteria or new companies may be added as necessary to ensure a significant sample size of companies. In selecting the companies for the fiscal 2022 peer group, the compensation and talent committee used the following criteria:
•	U.S.-based, publicly traded companies, with a focus on companies that have gone public in the last three years where possible (in the San Francisco Bay Area or other technology hub locations);

•	Industry – application software, systems software, or internet services and infrastructure companies;
•	Revenue – generally between $100 million and $500 million; and
•	Market Capitalization – generally between $3 billion and $7 billion.
We believe that pay practices, disclosure requirements, and investor expectations often vary based on company location so, we considered country of incorporation to be a major criterion. Also, companies in similar industries reflect potential labor market competition and jobs of similar scope. Revenue and market capitalization were used because we believe these financial size measures have a significant influence on executive compensation levels. While the criteria for the fiscal 2022 peer group were the same as the criteria used in establishing the fiscal 2021 peer group, one company was removed due to acquisition (Carbon Black) and four companies were added (Appian, Cloudflare, Datadog, and Medallia) to the fiscal 2022 peer group. Our fiscal 2022 peer group was comprised of the following companies:
Fiscal 2022 Peer Group
Alteryx Anaplan AppFolio Appian Cloudflare	Coupa Software Datadog Elastic N.V. Five9 Medallia	MongoDB New Relic Okta PagerDuty	Qualys Rapid7 Smartsheet Zscaler
In December 2021, the peer group was revised for fiscal 2023 based on feedback from the compensation and talent committee and Compensia to better position our company closer to the median on the key financial size metrics of revenue and market capitalization. In determining the fiscal 2023 peer group, we removed 15 companies from the fiscal 2022 peer group that were no longer within the revenue and market capitalization criteria (with Elastic N.V., PagerDuty, and Qualys remaining from the fiscal 2022 peer group), and replaced them with 18 companies that were closer to our company in size. The peer group for fiscal 2023 consists of 21 companies, with Sumo Logic positioned at the 40th percentile on revenue and 50th percentile on market capitalization at the time of selection.
In selecting the companies for the fiscal 2023 peer group, we generally considered the following criteria:
•	Publicly traded companies headquartered in the United States;
•	Industry – software/internet services;
•	Revenue – approximately 0.5x to 2.0x our last four fiscal quarter revenue; and
•	Market Capitalization – approximately 0.3x to 3x our then current market capitalization.

The peer group for fiscal 2023 included the following companies:
Fiscal 2023 Peer Group
A10 Networks C3.ai Domo Elastic N.V.* Jamf Holding	JFrog KnowBe4 Mitek Systems Model N ON24	OneSpan PagerDuty* Ping Identity Holding PROS Holdings Qualys*	SailPoint Technologies SEMrush Holdings Telos Upland Software Yext Zuora

*	Part of the fiscal 2022 peer group.
(1)	All financial data presented in analysis provided by S&P Capital IQ and as of January 31, 2022.
Compensation Elements
Pay Mix
As shown below, almost all of our chief executive officer’s total target direct compensation opportunity was delivered in the form of at-risk annual cash and long-term incentives that are aligned with our company performance. We consider the RSU portion of our long-term equity incentives to be at-risk because the value delivered to recipients can vary significantly based on our stock price performance following grant. Similarly, an average of almost 80% of total target direct compensation for our other NEOs was at-risk and in the form of annual cash incentives or long-term equity incentives.

(1)
Mr. Grierson and Ms. Doherty have been excluded from the calculation above as they joined us on December 13, 2021, and November 1, 2021, respectively. Further, the retention RSUs granted to Ms. Haar and Mr. Chettiar have been omitted because they are not a part of the regular annual compensation.

Base Salary
We use base salary as fixed cash compensation to attract and retain our talented executives based on their services, performance, and criticality to the organization. The compensation and talent committee annually reviews and recommends the base salary amounts for each executive officer based on the position, performance, experience, and the competitive market data for each role.
Changes to base salaries for each of Messrs. Sayar and Chettiar and Mses. Carey and Haar were made in March 2021 in order to better align with the market and reflect their performance and criticality to the organization. Mr. Chettiar and Ms. Haar each received a subsequent base salary increase to address shortfalls in annual compensation levels versus the market. At the time of hiring Mr. Grierson and Ms. Doherty, the compensation and talent committee considered data provided by Compensia, including data from our peer group, in setting their base salaries.
The base salaries of our NEOs for fiscal 2022 were as follows:
Executive	Position	Base Salary FY2021	Base Salary FY2022	Percentage Increase
Ramin Sayar(1)	President and Chief Executive Officer	$350,000	$362,250	3%
Stewart Grierson(2)	Chief Financial Officer	—	$400,000	—
Suku Krishnaraj Chettiar	Chief Marketing Officer	$272,000	$281,500(3)	3%
Lynne Doherty(4)	President, Worldwide Field Operations	—	$425,000	—
Katherine Haar	General Counsel	$300,000	$310,500(5)	3%
Sydney Carey(6)	Former Chief Financial Officer	$325,000	$338,000	4%
(1)	Mr. Sayar also served as interim principal financial officer between August 2, 2021, and December 13, 2021, but did not receive any additional cash compensation for this role.
(2)	Mr. Grierson joined the company as chief financial officer effective December 13, 2021.
(3)	Mr. Chettiar’s base salary was further increased to $350,000 effective November 1, 2021.
(4)	Ms. Doherty joined the company as president, worldwide field operations effective November 1, 2021.
(5)	Ms. Haar’s base salary was further increased to $330,000 effective December 16, 2021.
(6)
Ms. Carey served as the company’s chief financial officer until August 2, 2021. Ms. Carey continued to serve as an advisor to our chief executive officer and board of directors until December 31, 2021 and did not receive any cash compensation in this role.

Annual Cash Incentive
Our board of directors adopted our Executive Incentive Compensation Plan (“Bonus Plan”) in March 2020, effective for fiscal years commencing on or after the Bonus Plan’s adoption date. The aim of the Bonus Plan is to attract, motivate, and retain talented executives, and incent short-term operational performance that will lead to long-term shareholder value creation.
Each of our NEOs participated in our Bonus Plan for fiscal 2022 and were eligible to receive an annual cash incentive under the Bonus Plan. The compensation and talent committee establishes target annual bonus amounts for each NEO expressed as a percent of base salary. Changes to the target bonus amounts for each of Messrs. Sayar and Chettiar and Mses. Carey and Haar were made in March 2021 in order to better align with the market and reflect their performance and criticality to the organization. At the time of hiring Mr. Grierson and Ms. Doherty, the compensation and talent committee considered data provided by Compensia, including data from our peer group, in setting their target bonus amounts. The target bonus amounts for our NEOs for fiscal 2022 were as follows:
Name	Position	Target Bonus FY2021 (% Salary)	Target Bonus FY2022 (% Salary)
Ramin Sayar	President and Chief Executive Officer	70%	100%
Stewart Grierson	Chief Financial Officer	—(1)	62.5%
Suku Krishnaraj Chettiar	Chief Marketing Officer	35%	40%
Lynne Doherty	President, Worldwide Field Operations	—(1)	100%
Katherine Haar	General Counsel	35%	40%
Sydney Carey	Former Chief Financial Officer	45%	60%
(1)
Mr. Grierson joined the company as chief financial officer effective December 13, 2021, and Ms. Doherty joined the company as president, worldwide field operations effective November 1, 2021. They did not participate in the fiscal 2021 Bonus Plan.

For fiscal 2022, the payouts under the Bonus Plan were based on company performance against pre-established quarterly revenue (40% weighting), ARR (40% weighting) and non-GAAP operating loss (20% weighting) goals.

We have not disclosed specific quarterly targets or actual financial results under the Bonus Plan because we believe doing so would cause competitive harm and severely inhibit our ability to operate within our highly competitive industry, but the compensation and talent committee believes achievement of target level of performance was challenging.
The following table reflects company achievement against the Bonus Plan goals and the payout as a percentage of target for each quarter of fiscal 2022. Although the compensation and talent committee retains discretion to adjust the payout of any bonus amounts, it did not use this discretion in fiscal 2022.
Metric	Weight	% of Target Achieved / Payout as % Target
		Q1	Q2	Q3	Q4	Total
Revenue	40%	99.5%	99.0%	98.5%	98.5%	98.9%
ARR	40%	98.5%	96.8%	98.5%	95.8%	97.4%
Non-GAAP Operating Loss	20%	101.5%	90.5%	77.0%	96.5%	91.4%
Total		99.5%	96.4%	94.2%	97.0%	96.8%
We generally measure, determine, and pay bonuses quarterly after the end of each fiscal quarter. The actual cash incentive amounts paid to each NEO for each quarter are reflected below.
Name	FY2022 Annual Cash Incentive Payouts
	Q1	Q2	Q3	Q4	Total
Ramin Sayar	$90,110	$86,940	$85,310	$87,846	$350,205
Stewart Grierson(1)	—	—	—	$32,948	$32,948
Suku Krishnaraj Chettiar	$28,011	$27,026	$26,519	$33,950	$115,506
Lynne Doherty(1)	—	—	—	$103,063	$103,063
Katherine Haar	$30,895	$29,808	$29,249	$31,085	$121,037
Sydney Carey(2)	$50,447	$48,672	—	—	$99,119
(1)	Mr. Grierson and Ms. Doherty joined us on December 13, 2021 and November 1, 2021, respectively, and were not eligible for the annual cash incentive for the first three quarters of fiscal 2022.
(2)
Ms. Carey left the company on August 2, 2021 and was not eligible for the annual cash incentive for the third and fourth quarters of fiscal 2022. Ms. Carey received her second quarter bonus as consideration for entering into a separation and release agreement in connection with the termination of her employment.

We define ARR as the annualized recurring revenue run-rate from all customers that are under contract with us at the end of the period or with which we are negotiating a renewal contract. Given our historical experience of customer renewals, if we are in active discussions for a renewal, we continue to include customers with expired contracts in our ARR until the customer either renews its contract or negotiations terminate without renewal. For certain customers whose revenue may fluctuate from month to month based upon their specific contractual arrangements, we calculate ARR using the annualized monthly recurring revenue, or MRR, run-rate (MRR multiplied by 12). This enables us to calculate our anticipated recurring revenue for all customers based on our packaging and licensing models, which we believe provides a more accurate view of our anticipated recurring revenue.

Long-Term Equity Incentive
Long-term equity incentive awards are generally provided each year to our NEOs to align the executives' long-term interests with those of stockholders and to establish retention incentives through multi-year vesting periods for time-based awards. The size of long-term awards provided to any NEO is determined after reviewing the applicable market data for each position, the recommendations of our chief executive officer, and the compensation and talent committee’s determination of such NEO’s performance and criticality to the organization.
Our fiscal 2022 annual long-term equity incentive awards were comprised of RSUs and performance-based units (“PSUs”). PSUs are intended to provide direct alignment between company long-term performance and executive pay, while RSUs provide significant executive retention. The compensation and talent committee did not establish a fixed weighting between RSUs and PSUs for fiscal 2022 grants, but instead determined each executive’s mix between the two award types based on an assessment of competitive market data and retention considerations. In additional to annual long-term incentive awards, the compensation and talent committee occasionally also grants other types of awards which are described below.
Based on the recommendation of the compensation and talent committee, the board of directors granted the following long-term equity incentive awards to the NEOs in fiscal 2022:
Name	Annual RSUs(1)	Annual PSUs(1)	Gap RSUs(2)	Retention RSUs(3)	New Hire RSUs(4)	Aggregate Grant Date Fair Value
Ramin Sayar	216,474	22,490	4,498	—	—	$5,348,860
Stewart Grierson	—	—	—	—	480,000	$6,508,800
Suku Krishnaraj Chettiar	28,113	5,622	2,249	300,480	—	$5,189,596
Lynne Doherty	—	—	—	—	523,031	$7,657,174
Katherine Haar	26,707	18,273	281	114,269	—	$2,735,630
Sydney Carey	84,340	11,245	2,249	—	—	$2,149,413
(1)	The annual RSUs and annual PSUs were awarded on March 15, 2021. The company’s closing price per share on such date was $21.97.
(2)	The gap RSUs were awarded on March 15, 2021. The company’s closing price per share on such date was $21.97.
(3)
Mr. Chettiar was awarded two retention RSUs on December 15, 2021: (i) an award of 60,096 RSUs, and (ii) an award of 240,384 RSUs. Ms. Haar was awarded 19,811 retention RSUs on September 15, 2021, and 94,458 retention RSUs on December 15, 2021. The company’s closing price per share on September 15, 2021 was $18.09, and the company’s closing price per share on December 15, 2021 was $14.64.

(4)
In connection with Mr. Grierson’s appointment as chief financial officer, he was awarded new hire RSUs on December 31, 2021. The company’s closing price per share on such date was $13.56. In connection with Ms. Doherty’s appointment as president, worldwide field operations, she was awarded new hire RSUs on December 15, 2021. The company’s closing price per share on such date was $14.64.

Annual RSUs
As a part of the annual compensation cycle, Messrs. Sayar and Chettiar and Mses. Carey and Haar received annual refresh RSUs in March 2021. These RSUs vest quarterly over a four-year period, subject to continued service. We believe these awards help motivate our executives to create sustained shareholder value and promote the stability and retention of a high-performing executive team over the longer term.
Annual PSUs
Messrs. Sayar and Chettiar and Mses. Carey and Haar received their annual refresh PSUs in March 2021. These awards were subject to both time- and performance-based vesting and could be earned based on achievement of company revenue and non-GAAP operating margin performance goals measured over fiscal 2022. However, these goals were not met, and all PSU awards were forfeited. By awarding PSUs, we aim to pay our executives for their performance and to align the interests of our stockholders with those of our executives through performance targets that correlate with key drivers of stockholder value.

Gap RSUs
Based on the recommendation of the compensation and talent committee, the board of directors awarded additional RSUs to certain executives who it determined were significantly below market in terms of cash compensation in order to better align total compensation with the market. These grants were made to Messrs. Sayar and Chettiar and Mses. Carey and Haar in March 2021, and vest in equal quarterly increments over a one-year period.
Retention RSUs
In light of the intense competitive pressures of 2021 and to ensure key executives were incentivized to remain with the company, the compensation and talent committee recommended that our board of directors grant additional one-time awards to provide retention, address shortfalls in annual compensation levels versus the market, and promote internal pay equity between our executives. In September 2021, Ms. Haar was awarded a retention award of 19,811 RSUs, which vests over a two-year period as to 1/8th of the RSUs on the first trading day on or after December 15, 2022, and the remaining RSUs on a quarterly basis thereafter, subject to continued service. Ms. Haar was also awarded a retention award of 94,458 RSUs in December 2021, which vests in equal quarterly increments over a four-year period, subject to continued service. Further in December 2021, Mr. Chettiar received two retention awards to better align his compensation with market conditions: (1) a retention award of 60,096 RSUs, which vests 100% on the first trading day on or after December 15, 2022, subject to continued service, and (2) a retention award of 240,384 RSUs, which vests quarterly over a four-year period, subject to continued service.
New Hire RSUs
In connection with her appointment as our president, worldwide field operations, in November 2021, based on the recommendation of the compensation and talent committee, the board of directors granted to Ms. Doherty an RSU award with the number of RSUs calculated by dividing $10,560,000 (the value in Ms. Doherty’s offer letter) by the average closing price for the company’s stock during the month of August 2021. Further, in December 2021, based on the recommendation of the compensation and talent committee, the board of directors granted to Mr. Grierson an RSU award with the number of RSUs calculated by dividing $8,160,000 (the value in Mr. Grierson’s offer letter) by $17.00. These RSUs will vest as to 1/4th on December 15, 2022, and 1/16th of the RSUs will vest on a quarterly basis thereafter. In determining the size of these new hire awards, the compensation and talent committee used market data, including the peer group data provided by Compensia.
Retirement Benefits
401(k) Plan
We maintain a tax-qualified 401(k) retirement plan for all U.S. employees, including our NEOs. Under our 401(k) plan, employees may elect to defer up to all eligible compensation, subject to applicable annual Code limits. We do not match any contributions made by our employees, including executives. We intend for our 401(k) plan to qualify under Section 401(a) and 501(a) of the Internal Revenue Code (the “Code”) so that contributions by employees to our 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from our 401(k) plan.
Perquisites and Other Personal Benefits
We usually do not provide perquisites or other personal benefits to our NEOs. We may provide perquisites or other personal benefits in the future in limited circumstances, such as when we believe it is necessary to assist an NEO in performing his or her duties and to make our NEOs more efficient and effective. Our compensation and talent committee will approve and review all future practices regarding perquisites or other personal benefits on a regular basis.

Changes to Fiscal 2023 Compensation Program
While our fiscal 2023 compensation program is expected to be similar to the fiscal 2022 program described above, we have made the following changes to the program for fiscal 2023, which we believe will strengthen the pay-for-performance philosophy of our program and further align our executives’ incentives with shareholder interests.
Annual Cash Incentive
•
Replaced the use of operating loss as a metric under the annual incentive with operating margin to further emphasize company profitability. Annual cash incentive awards for fiscal 2023 will therefore be determined based on company performance against revenue, ARR, and non-GAAP operating margin performance goals.

•
Established a sliding scale, with a maximum payout level of 150% of target for over performance against our revenue and ARR performance goals, and a maximum payout level of 100% of target for performance against our non-GAAP operating margin performance goal, under the annual cash incentive program to bring the program in line with market practices.

Long-Term Equity Incentive
•
Established that 50% of the annual equity award value granted to our chief executive officer, and 20% for our NEOs other than Mr. Chettiar (who did not receive additional annual equity awards given the two retention awards he received in December 2021), will be in the form of PSUs to provide a strong link between company performance and long-term equity incentive payouts.

•
PSUs granted for fiscal 2023 will be earned based on company performance against an ARR performance goal, with a maximum potential payout of 167% of target for our chief executive officer and 125% of target for our other NEOs (other than Mr. Chettiar). Our chief executive officer’s PSUs also include a time-based vesting requirement with 25% of any eligible PSUs vesting shortly after the end of the performance period and the remaining PSUs vesting quarterly thereafter.

Employment Arrangements
The initial terms and conditions of employment for our chief executive officer and other NEOs are set forth in written employment letters. All the employment letter agreements were negotiated with the oversight and approval of our board of directors or compensation and talent committee. Each of these employment letter arrangements does not have a specific term, provides for “at will” employment (meaning either we or the NEO may terminate the employment relationship at any time without cause) and generally set forth the NEO’s initial base salary, target annual incentive opportunity, if applicable, and eligibility to participate in our employee benefit plans.
Post-Employment Compensation
The compensation and talent committee believes that maintaining a competitive level of post-employment compensation is appropriate as part of our overall compensation program to our NEOs and in line with its objective to attract, retain and motivate high-caliber executives. We have entered into change in control and severance agreements with each of our NEOs that provides for the severance and change in control benefits. These agreements provide standardized payments and benefits to the NEOs in the event of a termination of employment under specified circumstances, including following a change in control of the company. In the case of change in control, we use a double-trigger arrangement in which the severance benefits will be provided only if there is an involuntary termination of employment following a change in control of the company. Detailed information on the change in control and severance agreement can be found below under “Potential Payments on Termination or Change in Control.”

Other Compensation Policies
Compensation Recovery Polices
The compensation and talent committee has not yet adopted a policy with respect to whether we will make retroactive adjustments to any cash or equity-based incentive compensation paid to our NEOs or other employees where the payment was based on the achievement of financial results that were subsequently revised. Our compensation and talent committee intends to adopt a general compensation recovery policy after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Hedging and Pledging Prohibitions
Under our insider trading policy, our officers, directors, and employees may not (i) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options and other compensatory equity awards issued to such persons by Sumo Logic), including any hedging or similar transaction designed to decrease the risks associated with holding our common stock, (ii) pledge our securities as collateral for loans, or (iii) hold our securities in margin accounts.
Stock Ownership Guidelines
In May 2021, we adopted stock ownership guidelines for our executive officers and non-employee directors. Under these guidelines, our chief executive officer, other executive officers, and non-employee directors are required to own shares of our common stock equivalent to at least the following:
Position	Ownership Requirement
Chief Executive Officer	3x annual base salary
Other Executive Officers	1x annual base salary
Non-Employee Directors	3x Base Value (as defined in our director compensation policy)
Each individual has until the later of May 14, 2026, or five years from the date of their appointment or hire, to achieve the required ownership levels. For the purposes of the guidelines, shares directly held by the individual and outstanding time-vesting equity awards such as RSUs count towards the ownership requirement, but unearned PSUs and unexercised stock options do not. Our compensation and talent committee may waive, at its discretion, these guidelines for non-employee directors joining our board of directors from government, academia, or similar professions. Our compensation and talent committee may also temporarily suspend, at its discretion, these guidelines if compliance would create a severe hardship or prevent an executive officer or non-employee director from complying with a court order. We believe that these guidelines promote the further alignment of the interests of our executive officers and non-employee directors with the interests of our stockholders.
Tax and Accounting Considerations
The compensation and talent committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
As per Section 162(m) of the Code, compensation paid to our covered executive officers (including the chief executive officer and former highly compensated executive officers) will not be deductible to the extent it is in excess of $1 million per person. Though our compensation and talent committee considers the deductibility of awards when making compensation decisions, it also takes into account other factors and may include compensation awards that are not tax deductible to ensure its intention to be consistent with the predetermined executive compensation goals if the compensation and talent committee determines that doing so is in our best interests.

Taxation of Parachute Payments and Deferred Compensation
Sections 280G and 4999 of the Code provides that executives and directors who hold significant equity interests and other service providers may be subject to additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we or a successor may forfeit a deduction on the amounts subject to this additional tax. Section 409A specifies the rules on additional significant taxes on the individual where an executive officer, director, or other service provider receives deferred compensation that does not meet certain requirements of Section 409A. We do not provide, and do not have any obligation to provide, any NEO with a tax gross-up or other reimbursement for any tax liability he or she may owe resulting from Sections 280G, 4999 or 409A of the Code. If any of the payments or benefits provided for under the change in control and severance agreements or otherwise payable to a NEO would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the NEO.
Accounting for Stock-Based Compensation
Our compensation and talent committee takes accounting considerations into account in deciding the compensation program for the purpose of incentivizing our executives. ASC Topic 718 requires us to measure the expense for all share-based payment awards made to all employees including NEOs and directors based on the grant date fair value of the awards.
ASC Topic 718 also provides that it is mandatory to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to provide services to us in exchange for the vesting of the equity award.
Compensation Risk Assessment
The compensation and talent committee examines and considers potential risks when approving our compensation plans, policies, and practices for our executive officers. Because our employees' base salaries are set, we do not believe they incentivize unnecessary risks. While our annual cash incentives are geared towards achieving short-term company goals, we believe that they appropriately balance risk with the desire to focus on short-term goals that are important to our long-term success. Our long-term incentives, in the form of equity awards, are vital to further align our employees’ interests with those of our stockholders. Given that such time-based awards have multi-year vesting timelines and that ultimately their final value is connected to our stock price, we do not believe they encourage excessive or unnecessary risk-taking. Based on this analysis, the compensation and talent committee believes that the design of our compensation program encourages our executive officers to remain focused on both short-term and long-term strategic goals, and that any risks associated with our program are unlikely to have a substantially negative impact on us.

Compensation and Talent Committee Report
The compensation and talent committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation and talent committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and Sumo Logic’s Annual Report on Form 10-K for the year ended January 31, 2022.
Compensation and Talent Committee
Tracey Newell, Chair
Joseph Ansanelli
Margaret Francis
John. D. Harkey, Jr.
This Compensation and Talent Committee Report is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Summary Compensation Table
The amounts below represent the compensation awarded to or earned by or paid to our NEOs for the years ended January 31, 2020, 2021, and 2022:
Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Ramin Sayar President and Chief Executive Officer	2022	362,250	5,348,860	—	350,205	1,078	6,062,393
	2021	350,000	7,685,298	—	253,496	642	8,289,436
	2020	372,315(3)	—	3,140,697	215,646	3,419	3,732,077
Stewart Grierson Chief Financial Officer	2022	54,545	6,508,800	—	32,948	—	6,596,293

Suku Krishnaraj Chettiar Chief Marketing Officer	2022	298,640	5,189,596	—	115,506	—	5,603,742
	2021	272,000	1,728,255	—	71,973	642	2,072,870
Lynne Doherty President, Worldwide Field Operations	2022	106,250	7,657,174	—	103,063	—	7,866,487
Katherine Haar General Counsel	2022	312,946	2,735,630	—	121,037	—	3,169,613
Sydney Carey Former Chief Financial Officer	2022	170,408	2,149,413	—	99,119	—	2,418,940
	2021	325,000	2,948,994	—	119,010	642	3,393,646
	2020	325,000	—	—	113,850	—	438,850
(1)
The amounts reported represent the aggregate grant-date fair value of the awards calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to vesting conditions. These amounts do not necessarily represent actual value that may be realized by our NEOs. Assumptions used in the valuations of these awards are included in Note 10 of the Annual Report on Form 10-K filed on March 14, 2022.

(2)
For fiscal year 2022, represents the tax gross-up for amounts paid in connection with President’s Club attendance. For fiscal year 2021, represents the tax gross-up for certain gifts provided to our executive team in connection with our initial public offering. For fiscal year 2020, represents amounts paid in connection with President’s Club attendance, including tax gross-up.

(3)	Includes a payout of accrued vacation in the amount of $24,398.

Grants of Plan-Based Awards in Fiscal Year 2022
The following table shows all plan-based awards granted to our NEOs during the year ended January 31, 2022:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Thre shold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Units(3)	Grant Date Fair Value of Stock Awards ($)(4)
Ramin Sayar	3/15/2021	—	—	—	—	—	—	4,498	98,821
	3/15/2021	—	—	—	—	—	—	216,474	4,755,934
	3/15/2021	—	—	—	—	22,490	—	—	494,105
			$362,250
Stewart Grierson	12/31/2021	—	—	—	—	—	—	480,000	6,508,800
			$250,000
Suku Krishnaraj Chettiar	3/15/2021	—	—	—	—	—	—	2,249	49,411
	3/15/2021	—	—	—	—	—	—	28,113	617,643
	3/15/2021	—	—	—	—	5,622	—	—	123,515
	12/15/2021	—	—	—	—	—	—	60,096	879,805
	12/15/2021	—	—	—	—	—	—	240,384	3,519,222
			$140,000
Lynne Doherty	12/15/2021	—	—	—	—	—	—	523,031	7,657,174
			$425,000
Katherine Haar	3/15/2021	—	—	—	—	—	—	26,707	586,753
	3/15/2021	—	—	—	—	—	—	281	6,174
	3/15/2021	—	—	—		18,273		—	401,458
	9/15/2021	—	—	—	—	—	—	19,811	358,381
	12/15/2021	—	—	—	—	—	—	94,458	1,382,865
			$132,000
Sydney Carey	3/15/2021	—	—	—	—	11,245	—	—	247,053
	3/15/2021	—	—	—	—	—	—	2,249	49,411
	3/15/2021	—	—	—	—	—	—	84,340	1,852,950
			$202,800
(1)
Amounts shown in these columns represent the target cash payouts for each NEO under our Bonus Plan, as determined by our compensation and talent committee. Please see the discussion in the section titled “Compensation Discussion and Analysis—Annual Cash Incentive” above.

(2)
Represents PSUs granted under our 2020 Plan. The PSUs were scheduled to vest when both a performance-based requirement and a service-based requirement were satisfied. The performance-based requirement would be satisfied upon us achieving a revenue and a non-GAAP operating margin goal. No vesting would be provided for achievement below the performance goals; provided, however, that our board of directors or compensation and talent committee were permitted to adjust the performance goals in certain circumstances (and the board of directors and compensation and talent committee did not exercise this discretion to adjust the performance goals). To the extent the performance-based requirement was satisfied, the service-based requirement would be satisfied as to the award and 100% of the PSUs would vest on the first quarterly vesting date on or after March 15, 2022, subject to the individual continuing to be a service provider through such date. On February 9, 2022, the compensation and talent committee made the determination that the performance goals were not achieved; as a result, the PSUs did not vest and were forfeited. Please see the discussion in the section titled “Compensation Discussion and Analysis—Long-Term Equity Incentive” above.

(3)	Represents RSUs granted under our 2020 Plan.
(4)
The amounts shown represent the aggregate grant date fair value as calculated for financial statement reporting purposes in accordance with ASC Topic 718 for RSUs and PSUs, as applicable, granted in fiscal 2022. These amounts do not necessarily represent actual value that may be realized by our NEOs. Assumptions used in the valuations of these awards are included in Note 10 of the Annual Report on Form 10-K filed on March 14, 2022.

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of January 31, 2022.
Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Ramin Sayar	12/3/2014(1)	2,135,298(3)	—	1.15	12/2/2024	—	—	—	—
	8/1/2017(1)	1,033,805(3)	—	2.65	7/31/2027	—	—	—	—
	3/12/2019(1)	322,728(4)	132,888	3.68	3/11/2029	—	—	—	—
	3/15/2020(1)	—	—	—	—	241,875(5)	2,880,731	—	—
	3/15/2021	—	—	—	—	1,124(6)	13,387	—	—
	3/15/2021	—	—	—	—			22,490(7)	267,856
	3/15/2021	—	—	—	—	175,885(8)	2,094,790	—	—
Stewart Grierson	12/31/2021	—	—	—	—	480,000(9)	5,716,800	—	—
Suku Krishnaraj Chettiar	9/17/2015(1)	387,000(3)	—	1.38	9/16/2025	—	—	—	—
	12/5/2017(1)	100,000(10)	—	2.65	12/4/2027	—	—	—	—
	12/11/2018(1)	120,000(12)	—	3.68	12/10/2028	—	—	—	—
	3/15/2020(1)	—	—	—	—	78,750(5)	937,913	—	—
	3/15/2021	—	—	—	—	562(6)	6,693	—	—
	3/15/2021	—	—	—	—	—	—	5,622(7)	66,958
	3/15/2021	—	—	—	—	22,842(8)	272,048	—	—
	12/15/2021	—	—	—	—	240,384(13)	2,862,973	—	—
	12/15/2021	—	—	—	—	60,096(14)	715,743	—	—
Lynne Doherty	12/15/2021	—	—	—	—	523,031(9)	6,229,299	—	—
Katherine Haar	12/11/2018(1)	335,833(15)	91,667	3.68	12/11/2028	—	—	—	—
	3/15/2020(1)	—	—		—	33,750(5)	401,963	—	—
	3/15/2021	—	—		—	—		18,273(7)	217,631
	3/15/2021	—	—		—	70(6)	834	—	—
	3/15/2021	—	—		—	21,699(8)	258,435	—	—
	9/15/2021	—	—		—	19,811(16)	235,959	—	—
	12/15/2021	—	—		—	94,458(13)	1,124,995	—	—
Sydney Carey	12/11/2018(1)	41,640(17)	—	3.68	12/10/2028	—	—	—	—
(1)	Granted pursuant to our 2010 Stock Plan.
(2)	The market value of our common stock is based upon the market price of $11.91 per share, which was Sumo Logic’s price at the close of market on January 31, 2022.
(3)	The shares underlying this option are fully vested and immediately exercisable.
(4)
The shares underlying this option vest, subject to Mr. Sayar’s continued role as a service provider to us, as to 1/4th of the total shares on March 1, 2020 with 1/48th of the total shares vesting monthly thereafter.

(5)
The RSUs will vest when both a “service-based requirement” and a “liquidity event requirement” are satisfied. The liquidity event requirement was satisfied on March 16, 2021. The service-based requirement was satisfied as to 25% of the total number of shares of our common stock underlying the RSUs on March 15, 2021, and as to an additional 1/16th of the total number of shares of our common stock underlying the RSUs on each quarterly vesting date thereafter, subject to the NEO’s continued service through each vesting date. A quarterly vesting date is the first trading day on or after each of March 15, June 15, September 15, and December 15.

(6)
1/4th of the RSUs will vest on each quarterly vesting date following March 15, 2021, subject to the NEO’s continued role as a service provider to us. A quarterly vesting date is the first trading day on or after each of March 15, June 15, September 15, and December 15.

(7)
The PSUs will vest when both the performance-based requirement and the service-based requirement are satisfied. The performance-based requirement will be satisfied upon us achieving a revenue and a non-GAAP operating margin goal. No vesting will be provided for achievement below the performance goals; provided, however, that our board of directors or compensation and talent committee is permitted to adjust the performance goals. To the extent the performance-based requirement is satisfied, the service-based requirement will be satisfied as to the award and 100% of the RSUs will vest on the first quarterly vesting date on or after March 15, 2022, subject to the individual continuing to be a service provider through such date. On February 9, 2022, the compensation and talent committee made the determination that the performance goals were not achieved; as a result, the PSUs did not vest.
(8)
1/16th of the RSUs will vest on each quarterly vesting date following March 15, 2021, subject to the NEO’s continued role as a service provider to us. A quarterly vesting date is the first trading day on or after each of March 15, June 15, September 15, and December 15.

(9)
The shares underlying this RSU vest, subject to the NEO’s continued role as a service provider to us, as to 1/4th of the total shares on December 15, 2022, with 1/16th of the total shares vesting on each quarterly vesting date thereafter. A quarterly vesting date is the first trading day on or after each of March 15, June 15, September 15, and December 15.

(10)
The shares underlying this option vest, subject to Mr. Chettiar’s continued role as a service provider to us, as to 1/4th of the total shares on December 31, 2020 with 1/24th of the total shares vesting monthly thereafter.

(12)
The shares underlying this option vest, subject to Mr. Chettiar’s continued role as a service provider to us, as to 1/4th of the total shares on September 1, 2020 with 1/24th of the total shares vesting monthly thereafter.

(13)
1/16th of the RSUs will vest on each quarterly vesting date following December 15, 2021, subject to the NEO’s continued role as a service provider to us. A quarterly vesting date is the first trading day on or after each of March 15, June 15, September 15, and December 15.

(14)	100% of the RSUs will vest on the first trading date on or after December 15, 2022, subject to Mr. Chettiar’s continued role as a service provider to us.
(15)
The shares underlying this option vest, subject to Ms. Haar’s continued role as a service provider to us, as to 1/4th of the total shares on November 12, 2019 with 1/48th of the total shares vesting monthly thereafter.

(16)
1/8th of the RSUs will vest on each quarterly vesting date following September 15, 2022, subject to Ms. Haar’s continued role as a service provider to us through such date. A quarterly vesting date is the first trading day on or after each of March 15, June 15, September 15, and December 15.

(17)
This option is subject to an early exercise provision and is immediately exercisable. The shares underlying this option vest, subject to Ms. Carey’s continued role as a service provider to us, as to 1/4th of the total shares on November 5, 2019 with 1/48th of the total shares vesting monthly thereafter.

Option Exercises and Stock Vested in Fiscal Year 2022
The following table sets forth information regarding options exercised and stock awards vested and value realized upon vesting, by our NEOs during the year ended January 31, 2022:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Ramin Sayar	958,000	$15,457,015	433,770	$8,772,199
Stewart Grierson	—	—	—	—
Suku Krishnaraj Chettiar	48,000	$990,190	70,480	$1,405,880
Lynne Doherty	—	—	—	—
Katherine Haar	—	—	33,975	$673,780
Sydney Carey	387,173	$4,614,291	104,585	$2,195,906
(1)	Reflects the difference between the fair market value of our common stock on the date of exercise and the strike price of the stock options exercised.
(2)	The value realized upon vesting of RSUs is calculated by multiplying the number of shares vested by the closing price of our common stock on the vesting date.
Potential Payments on Termination or Change in Control
In December 2019, we entered into a change in control and severance agreement with each of our NEOs that provides for the severance and change in control benefits as described below. Each change in control and severance agreement supersedes any prior agreement or arrangement the NEO may have had with us that provides for severance and/or change in control payments or benefits.
Each change in control and severance agreement will terminate on the date that all of the obligations of the parties to the change in control and severance agreement have been satisfied.
If an NEO’s employment is terminated outside the period beginning three months before a change in control and ending 18 months following a change in control, or the change in control period, either (i) by us (or any of our subsidiaries) without “cause” (excluding by reason of death or disability) or (ii) by the NEO for “good reason” (as such terms are defined in the NEO’s change in control and severance agreement), the NEO will receive the following benefits if he or she timely signs and does not revoke a release of claims in our favor:
•
a lump-sum payment equal to six months (or, in the case of Mr. Sayar, 12 months) of the NEO’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction); and

•
payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the NEO and the NEO’s eligible dependents, if any, for up to six months (or, in the case of Mr. Sayar, 12 months), or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate, or be subject to an excise tax under, applicable law.

If, within the change in control period, the NEO’s employment is terminated either (i) by us (or any of our subsidiaries) without cause (excluding by reason of death or disability) or (ii) by the NEO for good reason, the NEO will receive the following benefits if the NEO timely signs and does not revoke a release of claims in our favor:
•
a lump-sum payment, less applicable withholdings, equal to the sum of (x) 12 months (or, in the case of Mr. Sayar, 18 months) of the executive’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction or if greater, at the level in effect immediately prior to the change in control) and (y) 100% (or, in the case of Mr. Sayar, 150%) of the executive’s target annual bonus as in effect for the fiscal year in which the termination occurs;

•
payment of premiums for coverage under COBRA for the NEO and the NEO’s eligible dependents, if any, for up to 12 months, (or, in the case of Mr. Sayar, 18 months) or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate, or be subject to an excise tax under, applicable law; and

•
100% accelerated vesting and exercisability (as applicable) of all outstanding equity awards and, in the case of an equity award with performance-based vesting unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria generally will be deemed achieved at the greater of actual achievement (if determinable), or 100% of target levels.

If any of the amounts provided for under these change in control and severance agreements or otherwise payable to our NEOs would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the NEO would be entitled to receive either full payment of benefits under his or her change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the NEO. The change in control and severance agreements do not require us to provide any tax gross-up payments.

The following table sets forth the potential payments that would have been provided to each of our NEOs under each of the circumstances specified below if he or she had terminated employment with Sumo Logic effective January 31, 2022.
Executive	Payment Elements	Involuntary Termination Outside Change in Control Period ($)	Involuntary Termination Within Change in Control Period ($)
Ramin Sayar	Salary	362,250	543,375
	Value of Accelerated Options(1)	—	1,093,668
	Value of Accelerated RSUs(1)	—	4,988,908
	Value of Accelerated PSUs(1)	—	267,856
	Bonus	—	543,375
	Reimbursement of Health Insurance Premiums(2)	31,620	47,430
	Total	393,870	7,484,612
Stewart Grierson	Salary	200,000	400,000
	Value of Accelerated Options(1)	—	—
	Value of Accelerated RSUs(1)	—	5,716,800
	Value of Accelerated PSUs(1)	—	—
	Bonus	—	250,000
	Reimbursement of Health Insurance Premiums(2)	17,448	34,896
	Total	217,448	6,401,696
Suku Krishnaraj Chettiar	Salary	175,000	350,000
	Value of Accelerated Options(1)	—	—
	Value of Accelerated RSUs(1)	—	4,795,371
	Value of Accelerated PSUs(1)	—	66,958
	Bonus	—	140,000
	Reimbursement of Health Insurance Premiums(2)	17,448	34,896
	Total	192,448	5,387,225
Lynne Doherty	Salary	212,500	425,000
	Value of Accelerated Options(1)	—	—
	Value of Accelerated RSUs(1)	—	6,229,299
	Value of Accelerated PSUs(1)	—	—
	Bonus	—	425,000
	Reimbursement of Health Insurance Premiums(2)	12,198	24,396
	Total	224,698	7,103,695
Katherine Haar	Salary	165,000	330,000
	Value of Accelerated Options(1)	—	754,419
	Value of Accelerated RSUs(1)	—	2,022,175
	Value of Accelerated PSUs(1)	—	217,631
	Bonus	—	132,000
	Reimbursement of Health Insurance Premiums(2)	4,566	9,132
	Total	169,566	3,465,357
Sydney Carey	Salary	—	—
	Value of Accelerated Options(1)	—	—
	Value of Accelerated RSUs(1)	—	—
	Value of Accelerated PSUs(1)	—	—
	Bonus	—	—
	Reimbursement of Health Insurance Premiums(2)	—	—
	Total	—	—
(1)
Reflects the aggregate market value of unvested option grants, unvested restricted stock unit awards, and unvested performance-based restricted stock unit awards. For unvested option grants, aggregate market value is computed by multiplying (i) the number of shares underlying unvested options at January 31, 2022 by (ii) the difference between $11.91 and the exercise price of such option. Outstanding options that have an exercise price in excess of $11.91 are not included in the calculation. For unvested restricted stock unit awards, aggregate market value is computed by multiplying (i) the number of unvested shares at January 31, 2022 by (ii) $11.91. For unvested performance-based restricted stock unit awards, aggregate market value is computed by multiplying (i) the target number of unvested shares at January 31, 2022 by (ii) $11.91.

(2)	Reflects the cost of COBRA coverage to maintain the benefits currently provided.
(3)	Ms. Carey resigned as our chief financial officer in August 2021 and continued to serve as an advisor until December 2021.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of January 31, 2022.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	25,429,195(2)	$4.20(3)	12,130,716(4)
Equity compensation plans not approved by security holders	64,622(5)	$10.05	—
Total	25,493,817		12,130,716
(1)	Includes our 2010 Plan, 2020 Plan, and 2020 Employee Stock Purchase Plan (“2020 ESPP”). Our 2010 Plan was terminated effective September 2020.
(2)	Includes 25,396,919 shares subject to options and RSUs outstanding as of January 31, 2022 that were issued under our 2010 Plan and our 2020 Plan.
(3)	RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(4)
As of January 31, 2022, 12,130,716 shares of common stock were available for issuance under our 2020 Plan and 2,483,839 shares of common stock were available for issuance under our 2020 ESPP. Our 2020 Plan provides that on the first day of each year beginning with our 2022 fiscal year, the number of shares of common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 12,500,000 shares, (ii) 5% of the outstanding shares of our common stock on of the last day of the immediately preceding fiscal year; or (iii) such other amount as our board of directors may determine. Our 2020 ESPP provides that on the first day of each year beginning with our 2022 fiscal year, the number of shares of common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 2,500,000 shares, (ii) 1% of the outstanding shares of our common stock on of the last day of the immediately preceding fiscal year; or (iii) such other amount as our board of directors may determine.

(5)
Consists of (i) outstanding stock options that were granted under the Jask Labs 2015 Stock Plan and the Jask Labs 2018 Stock Plan (collectively, the “Jask Plans”) and assumed in connection with our acquisition of Jask Labs Inc., and (ii) outstanding stock options that were granted under the Sensu, Inc. Amended and Restated 2017 Equity Incentive Plan (the “Sensu Plan”) and assumed in connection with our acquisition of Sensu, Inc. No additional awards may be granted under the Jask Plans or the Sensu Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 30, 2022 for:
•	each of our directors;
•	each of our named executive officers;
•	all of our current directors and executive officers as a group; and
•	each person or group known by us to be the beneficial owner of more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 115,630,004 shares of our common stock outstanding as of April 30, 2022. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 30, 2022 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of April 30, 2022, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sumo Logic, Inc., 305 Main Street, Redwood City, California 94063. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.
Name of Beneficial Owner	Number of Shares Beneficially Owned	%
Named Executive Officers and Directors
Ramin Sayar(1)	3,736,463	3.1
Stewart Grierson	—	*
Suku Krishnaraj Chettiar(2)	652,881	*
Lynne Doherty	—	*
Katherine Haar(3)	440,059	*
Sydney Carey(4)	183,621	*
Joseph Ansanelli(5)	279,812	*
Christian Beedgen(6)	2,782,228	2.4
Sandra E. Bergeron(7)	56,250	*
Margaret Francis	—	*
Randy S. Gottfried(8)	250,000	*
John D. Harkey, Jr.(9)	367,095	*
William D. (BJ) Jenkins, Jr.(10)	272,063	*
Tracey Newell	5,007	*
Charles J. Robel(11)	328,125	*
All current executive officers and directors as a group (14 persons)(12)	9,169,983	7.5
5% Stockholders
The Vanguard Group(13)	8,553,814	7.4
Entities affiliated with Sapphire Ventures(14)	6,448,005	5.6
Entities affiliated with BlackRock, Inc.(15)	6,225,852	5.4
*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)
Consists of (i) 214,654 shares held of record by Mr. Sayar, (ii) 2,662 shares held of record by The Sayar Family Trust, for which Mr. Sayar serves as co-trustee, (iii) 14,856 shares held in trust for Mr. Sayar’s children, (iv) 3,442,791 shares subject to stock options exercisable within 60 days of April 30, 2022, and (v) 61,500 shares issuable upon the vesting of RSUs within 60 days of April 30, 2022.

(2)
Consists of (i) 20,350 shares held of record by Mr. Chettiar, (ii) 607,000 shares subject to stock options exercisable within 60 days of April 30, 2022, and (iii) 25,531 shares issuable upon the vesting of RSUs within 60 days of April 30, 2022.

(3)
Consists of (i) 30,069 shares held of record by Ms. Haar, (ii) 12,500 shares held of record by The Haar Revocable Trust, (iii) 381,667 shares subject to stock options exercisable within 60 days of April 30, 2022, and (iv) 15,823 shares issuable upon the vesting of RSUs within 60 days of April 30, 2022.

(4)	Ms. Carey resigned as our chief financial officer in August 2021 and continued to serve as an advisor until December 2021.
(5)	Consists of (i) 278,249 shares held of record by Mr. Ansanelli and (ii) 1,563 shares issuable upon the vesting of RSUs within 60 days of April 30, 2022.
(6)
Consists of (i) 1,973,415 shares held of record by Mr. Beedgen, (ii) 781,965 shares subject to stock options exercisable within 60 days of April 30, 2022, and (iii) 26,848 shares issuable upon the vesting of RSUs within 60 days of April 30, 2022.

(7)	Consists of (i) 50,000 shares held of record by Ms. Bergeron and (ii) 6,250 shares issuable upon the vesting of RSUs within 60 days of April 30, 2022.
(8)	Consists of 250,000 shares subject to stock options exercisable within 60 days of April 30, 2022.
(9)
Consists of (i) 1,000 shares held of record by Mr. Harkey and (ii) 399,095 shares held of record by JDH Investment Management, LLC, of which Mr. Harkey serves as principal and founder. Mr. Harkey joined our board of directors in May 2022.

(10)
Consists of (i) 12,500 shares held of record by Mr. Jenkins, (ii) 258,000 shares held of record by The Jenkins 2013 Revocable Trust, and (iii) 1,563 shares issuable upon the vesting of RSUs within 60 days of April 30, 2022.

(11)
Consists of (i) 25,000 shares held of record by Mr. Robel, (ii) 300,000 shares subject to stock options exercisable within 60 days of April 30, 2022, and (iii) 3,125 shares issuable upon the vesting of RSUs within 60 days of April 30, 2022.

(12)
Consists of (i) 3,264,357 shares beneficially owned by our executive officers and directors, (ii) 5,763,423 shares subject to stock options held by our executive officers and directors exercisable within 60 days of April 30, 2022, and (iii) 142,203 shares issuable upon the vesting of RSUs within 60 days of April 30, 2022.

(13)
Based solely on a Schedule 13G filed with the SEC on February 9, 2022, reporting shared voting power with respect to 151,558 shares of common stock, sole dispositive power with respect to 8,348,825 shares of common stock and shared dispositive power with respect to 184,989 shares of common stock. The address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(14)
Based solely on a Schedule 13G filed with the SEC on February 11, 2022, consists of 6,448,005 shares of common stock held by Sapphire Ventures, L.L.C. The securities may be deemed to be beneficially owned by Nino Marakovic, a managing member of Sapphire Ventures L.L.C. The address for this entity and this person is 801 W. 5th St., Ste 100, Austin, TX 78703.

(15)
Based solely on a Schedule 13G filed with the SEC on February 7, 2022, reporting shared voting power with respect to 6,190,094 shares of common stock and sole dispositive power with respect to 6,225,852 shares of common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, nominees for director, executive officers, or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediately family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Transactions with Palo Alto Networks and Barracuda Networks
BJ Jenkins, a member of our board of directors, is the President of Palo Alto Networks, Inc. (“Palo Alto Networks”) and was the President and Chief Executive Officer of Barracuda Networks, Inc. (“Barracuda”) until November 2021. We are party to master services agreements with Palo Alto Networks and Barracuda. During fiscal 2022, we received service fees of approximately $0.2 million from Palo Alto Networks and $0.3 million from Barracuda.
Cooperation Agreement
We entered into the Cooperation Agreement with Scalar Gauge, pursuant to which John D. Harkey, Jr., a member of our board of directors, was appointed to our board of directors and to our audit committee and compensation and talent committee. The Cooperation Agreement provides, among other things, that (i) the Company and Scalar Gauge will collaborate on an ongoing process aimed at appointing an additional independent director to our board of directors and (ii) for a certain period of time, Scalar Gauge will identify and recommend a replacement independent should Mr. Harkey cease to be a director for any reason. The Cooperation Agreement is further described in our Current Report on Form 8-K filed with the SEC on May 5, 2022.
Other Transactions
From time to time, we do business with other companies affiliated with our investors. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arms-length basis.
Policies and Procedures for Related Party Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.
Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our audit committee. In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party and (ii) the extent of the related person’s interest in the transaction. The policy grants standing pre-approval of certain transactions, including (i) executive compensation governed by our standard compensation and benefits policies, (ii) director compensation arrangements governed by our standard director compensation policies, (iii) transactions with another company at which a related person’s only relationship is as an employee, other than an executive officer or director, or beneficial owner of less than 10% equity interest of that company, if the aggregate amount involved does not exceed the greater of $200,000 or 2% of the recipient’s consolidated gross revenues, (iv) charitable contributions, grants, or endowments by us to a charitable organization, foundation or university where the related person’s only relationship is as an employee, other than an executive officer or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts, (v) any transaction available to all U.S. employees generally, and (vi) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during fiscal 2022, all executive officers, directors and greater than 10% stockholders complied with all applicable SEC filing requirements except that Mr. Ansanelli filed a Form 5 late due to administrative error and Greylock filed a Form 4 late due to administrative error.
Fiscal Year 2022 Annual Report and SEC Filings
Our financial statements for our fiscal year ended January 31, 2022 are included in our Annual Report on Form 10-K, which we will make or have made available to stockholders at the same time as this proxy statement. This proxy statement and our Annual Report on Form 10-K are posted on our website at investor.sumologic.com and are available from the SEC on its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Sumo Logic, Inc., Attention: Corporate Secretary, 305 Main Street, Redwood City, California 94063.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS

Redwood City, California
May 26, 2022

SCAN TO
VIEW MATERIALS & VOTE

SUMO LOGIC, INC.
305 MAIN STREET
REDWOOD CITY, CA 94063

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SUMO2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the following nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Class II Directors

Nominees

01) Sandra E. Bergeron　02) Randy S. Gottfried　03) John D. Harkey, Jr.　04) Tracey Newell

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. The ratification of the appointment of PricewaterhouseCoopers LLP as Sumo Logic, Inc.'s independent registered public accounting firm for the fiscal year ending January 31, 2023.	☐	☐	☐
3. The approval, on an advisory basis, of the compensation of Sumo Logic, Inc.'s named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 4:

	1 year	2 years	3 years	Abstain
4. The approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of Sumo Logic, Inc.'s named executive officers.	☐	☐	☐	☐

NOTE: In their discretion, the proxyholders will vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000572622_1　R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

SUMO LOGIC, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

July 21, 2022

The undersigned stockholder(s) hereby appoint(s) Ramin Sayar, Stewart Grierson, and Katherine Haar, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Sumo Logic, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Pacific Time on July 21, 2022, at www.virtualshareholdermeeting.com/SUMO2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE ABOVE NAMED PROXY HOLDERS ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

0000572622_2 R1.0.0.24

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.